UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.    )
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Gibraltar Industries, Inc.
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Notice of 2019 Annual
Meeting of Stockholders
and Proxy Statement

Friday, May 3, 2019 at 11:00 A.M., Eastern Time
Gateway Building, 3556 Lake Shore Road, Buffalo, NY 14219

April 2, 2019
To My Fellow Stockholders:
It is my pleasure to invite you to attend the 2019 Annual Meeting of Stockholders of Gibraltar Industries, Inc. to be held on Friday, May 3, 2019 at 11:00 A.M. local time at the Gateway Building in Buffalo, New York. The meeting will begin with discussion of, and voting on, the matters described in the attached Notice of 2019 Annual Meeting of Stockholders and Proxy Statement, and followed by a report on our Company’s financial performance and operations.
The Proxy Statement is critical to our corporate governance process and to affirming the direction of our Company. The Proxy Statement provides you with important information about our Board of Directors and executive officers. Additionally, the Proxy Statement informs you of steps we are taking to fulfill our responsibilities to you as a stockholder.
Over the past five years, our Company has made major changes in the membership of its Board of Directors, in its corporate governance policies and in the leadership of its management team. In connection with the changes made to the Company’s Board and management leadership, our Board of Directors is comprised of eight members as of January 2, 2019, only one of whom was a director at the beginning of 2014. In 2015, we appointed Frank G. Heard as President and Chief Executive Officer to replace our retiring Chief Executive Officer. More recently, on January 2, 2019, the Company appointed William T. Bosway as its President and Chief Executive Officer to replace Mr. Heard who announced that he would retire in March 2020. Additionally, on March 18, 2019, the Company appointed Patrick M. Burns as its Chief Operating Officer.
In connection to the Company’s corporate governance, we have implemented the following significant improvements:

•	Established one-year terms with annual elections of directors as opposed to our previous classified board structure in 2015;

•	Reduced the average tenure of directors from sixteen years as of March 2014 to six years as of April 2019; and

•	Appointed an independent director to serve as Chairperson in 2015.
These improvements, among others, demonstrate the continuing efforts of the Board to implement best-in-class corporate governance practices.
Throughout 2018, our Company continued to successfully implement its four-pillar value creation strategy focused on operational excellence, product innovation, portfolio management, and acquisitions as a strategic accelerator. Significant progress was made in the implementation of our four strategies and the Company made more money, at a higher rate of return, with a more efficient use of capital for the fourth year in a row. At the meeting, we look forward to communicating more about the successes our Company has achieved over the past twelve months.
The Proxy Statement will provide you with information relating to our governance and compensation considerations and is designed to provide you with information relating to the proposals that require your vote and solicit your vote if you cannot attend the Annual Meeting in person. Your vote is very important to us and we encourage you to vote promptly. Please note that your broker cannot vote on all of the proposals to be acted on at the Annual Meeting without your instruction. If you do not plan to attend the Annual Meeting in person, please execute and return your proxy or inform your broker as to how you would like us to vote your shares on the proposals set forth in the Proxy Statement.
The Proxy Statement includes a description of four proposals. Our Board of Directors recommends that stockholders vote FOR all proposals. Please read each proposal carefully and study the recommendations of the Board of Directors and its committees.
On behalf of our management team and our Board of Directors, I want to thank you for your continued support and confidence in Gibraltar Industries, Inc.

Sincerely,

William Montague
Chairman of the Board

GIBRALTAR INDUSTRIES, INC.
3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 3, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Gibraltar Industries, Inc., a Delaware corporation (the “Company”), will be held at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on Friday, May 3, 2019, at 11:00 A.M., local time, for the following purposes:
1.    Election of eight Directors nominated by the Board to hold office until the 2020 Annual Meeting.
2.    Advisory approval of the Company’s executive compensation (the “Say-on-Pay” vote).
3.    Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2019.
4.    Transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.
The Board of Directors has fixed the close of business on March 8, 2019, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting.
You may vote in person at the annual meeting or you may vote by using the proxy card enclosed with these materials. Stockholders who do not expect to attend the meeting in person are urged to vote, sign, and date the enclosed proxy and return it promptly in the envelope enclosed for that purpose. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person for matters acted upon at the Annual Meeting.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting: the Definitive Proxy Statement and the Annual Report on Form 10-K are available at www.proxyvote.com.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey J. Watorek Secretary Buffalo, New York
April 2, 2019

3556 Lake Shore Road
PO Box 2028
Buffalo, New York 14219-0228

DEFINITIVE PROXY STATEMENT
April 2, 2019
_________________
Date, Time, and Place of Annual Meeting
Gibraltar Industries, Inc., a Delaware corporation (the “Company”, “Gibraltar”, “we”, “our”, or “us”), is making this Definitive Proxy Statement available to you on or about April 2, 2019 in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2019 Annual Meeting of Stockholders. We will hold the 2019 Annual Meeting at the Gateway Building, 3556 Lake Shore Road, Buffalo, New York, on May 3, 2019 at 11:00 A.M., local time, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Voting Information
Record Date. The Board of Directors has fixed the close of business on March 8, 2019, as the record date for the determination of stockholders entitled to receive notice of and to vote at the 2019 Annual Meeting. At the close of business on March 8, 2019, the Company had outstanding and entitled to vote at the Annual Meeting 32,170,692 shares of common stock, $0.01 par value per share (“Common Stock”). Each share is entitled to one vote on each matter properly brought before the Annual Meeting.
Solicitation Costs. The cost of the solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Definitive Proxy Statement. In addition to the use of the mail, proxies may be solicited by personal interviews and by telephone by directors, officers, and employees, without any additional compensation, as well as proxy solicitors. We have retained Alliance Advisors, LLC (“Alliance”) to act as a proxy solicitor in conjunction with the annual meeting. We have agreed to pay Alliance $13,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Arrangements will be made with brokerage houses, banks and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith.
Voting Your Proxy. If the enclosed proxy is properly executed, returned, and received in time for the Annual Meeting, the shares represented thereby will be voted in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted as recommended by the Board of Directors (i) FOR the nominees for directors named in this Definitive Proxy Statement, (ii) FOR the approval of the advisory resolution on our executive compensation (the “Say-on-Pay” vote), and (iii) FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.
Vote Required. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each proposal submitted to the stockholders requires the affirmative vote of holders of a majority of the shares present at the meeting, entitled to vote, assuming a quorum is present in person or by proxy. If a stockholder specifies an abstention from voting on a proposal, such shares are considered present but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal.

Directors are elected by a majority of votes cast unless the election is contested, in which case directors are elected by a plurality of votes cast. Nominees for the election of directors must receive more “for” than “against” votes to be elected. If an incumbent director, in an uncontested election, does not receive a majority of the votes cast, the director is required to tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the recommendation and publicly disclose its decision and rationale behind it within ninety (90) days of the date election results are certified.
Your shares may be voted on some of the matters to be acted on at the Annual Meeting if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the meeting. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 is the only stockholder proposal considered a routine matter.
The election of directors and the Say-on-Pay vote are not considered routine. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the brokerage firm CANNOT vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes cast either for or against the proposal. Please vote your proxy so your shares will be represented at the Annual Meeting.
Revocability of Proxy. The execution of a proxy will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. A stockholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

PROPOSAL 1
ELECTION OF DIRECTORS

Director Tenure	Independent Directors	Director Age Distribution	Director Diversity

* 9-14 Years (0)
The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen directors. The number of directors may be changed at any time by resolution of the Board of Directors. Our Certificate of Incorporation also requires annual election of directors. In 2018, Jane L. Corwin retired from her position as a director on the day prior to the 2018 Annual Meeting and, as a result, a temporary vacancy in our Board of Directors which was then comprised of seven individuals existed. This vacancy was filled in the beginning of June 2018 by the appointment of a new director, Mark G. Barberio.
On January 2, 2019, William T. Bosway was appointed as President and Chief Executive Officer of the Company. As a result, the number of individuals comprising of our Board was increased to eight as Mr. Bosway was also appointed to the Board of Directors. Mr. Bosway and all of the Company’s other Directors will stand for election at the 2019 Annual Meeting. Coinciding with the appointment of Mr. Bosway as President and Chief Executive Officer, Frank G. Heard, former President and Chief Executive Officer of the Company was appointed Vice Chair of the Board of Directors, and will assist in transitioning Mr. Bosway to the role of President and Chief Executive Officer of the Company.

At the Annual Meeting of Stockholders in 2019, eight directors shall be elected to hold office for a one-year term expiring in 2020. Mark Barberio, William Bosway, Sharon Brady, Frank Heard, Craig Hindman, Vinod Khilnani, William Montague, and James Nish have been nominated by the Board of Directors for election. All nominees, other than Messrs. Bosway and Heard, our President and Chief Executive Officer and Vice Chair of the Company’s Board of Directors, respectively, are independent directors under the independence standards provided by Rule 5605(a)(2) of the NASDAQ listing standards.
Director Nominees

Nominee	Age	Director Since	Number of Other Public Boards	Board Set of Backgrounds and Skills
				Senior Leader-ship	Gover-nance	Financial	Operations	Innovation	M&A
Mark G. Barberio *	56	2018	One	✓	✓	✓	✓		✓
William T. Bosway President and CEO	53	2019	None	✓		✓	✓	✓	✓
Sharon M. Brady *	68	2015	None	✓	✓		✓		✓
Frank G. Heard Vice Chair of the Board	60	2015	None	✓		✓	✓	✓	✓
Craig A. Hindman *	64	2014	None	✓	✓	✓	✓	✓	✓
Vinod M. Khilnani *	66	2014	Three	✓	✓	✓	✓		✓
William P. Montague * Chairman of the Board	72	1993	One	✓	✓	✓	✓		✓
James B. Nish *	60	2015	One		✓	✓			✓
* Independent Director

Unless instructions to the contrary are received, we intend to vote the shares represented by proxies FOR the election of all nominees as directors, each of whom has consented to serve as a director if elected. If any nominee becomes unavailable for election for any reason, we intend to vote the shares represented by the proxies solicited herewith for such other person or persons as the Board of Directors shall designate.

Set forth below is certain information furnished to us by the directors and nominees for election as directors. We believe our directors should satisfy a number of qualifications, including demonstrated integrity, a record of personal accomplishment, a commitment to participation in board activities, and other traits discussed below in “Corporate Governance.” The Nominating and Corporate Governance Committee considered these qualifications, which are summarized following the biographical information for each director, in determining to recommend to the Board of Directors that the directors be nominated for election.
Nominees

Mark G. Barberio

MARK BARBERIO has served as a Director of the Company since June 2018. He brings to the Company’s Board more than 25 years of senior management and board experience across a variety of industries at both public and private companies. He is and has been principal of Markapital, LLC, a business and M&A consulting firm, since 2013. Prior to forming Markapital, he led Mark IV, LLC (now Dayco, LLC), a global diversified manufacturing company, where he served in a variety of positions, most recently as Co-CEO and CFO. He has been an independent director of NYSE-listed Life Storage, Inc. since 2015 and in May 2018 was elected Non-Executive Chairman. He is also a board member of Exide Technologies, a privately held global energy storage solution company.

Mr. Barberio’s qualifications to serve on the Company’s Board include his extensive experience as a CEO and CFO in strategy development, finance, operational oversight, real estate, capital markets, acquisitions and investor relations.

William T. Bosway

WILLIAM BOSWAY has served as President and Chief Executive Officer and a Director of the Company since January 2019. He joins the Company from Dover Corporation, a diversified global manufacturer, where he was a Vice President and President and Chief Executive Officer of the Refrigeration and Food Equipment Division from June 2016 to December 2018. Prior to joining Dover Corporation, he was employed by Emerson Electric Co., a global manufacturer of industrial, commercial and consumer products, where he held the position of Group Vice President, Solutions & Technology for Emerson Climate Technologies from May 2008 through June 2016.

Mr. Bosway’s qualifications to serve as a member of the Company’s Board include his strong leadership skills and significant experience in driving organic and acquisition growth, breadth of experience in a variety of global industrial markets, and proficiency in manufacturing operations.

Sharon M. Brady

SHARON BRADY has served as a Director of the Company since 2015. She brings to the Company’s Board more than 35 years of human resources leadership experience in the industrial manufacturing and retail sectors. Most recently, she served as Senior Vice President of Human Resources at Illinois Tool Works, Inc. (“ITW”), a Fortune 200 diversified industrial manufacturer. Prior to ITW, she progressed through a series of leadership roles for large-cap companies in the manufacturing, retail, and pharmaceutical industries. Ms. Brady also serves as an independent director for Hollister, Inc., a privately held medical device company.

Ms. Brady’s qualifications to serve on the Company’s Board include her extensive experience in global talent development, as well as in the design and implementation of leadership development frameworks, executive compensation plans, governance processes, and culture change strategies, including diversity initiatives and succession planning.

Frank G. Heard

FRANK HEARD has served as a Director of the Company since 2015. He has served as Vice Chair of the Board of Directors of the Company since January 2, 2019 and as the Chief Executive Officer of the Company from January 1, 2015 to January 1, 2019. He joined Gibraltar as President and Chief Operating Officer in 2014 with more than 25 years of experience in the building products industry. Prior to joining Gibraltar, Mr. Heard served as President of the Building Components Group, a division of ITW. In that role, he had global responsibility for the strategic direction and operational performance of 25 business units in 18 countries across a wide range of industry segments including residential and commercial construction, retail, and component manufacturing. Prior to serving as President of the Building Components Group, Mr. Heard held various executive management roles for ITW dating back to 1990.

Mr. Heard’s qualifications to serve as a member of the Company’s Board include his demonstrated leadership skills as President of Gibraltar since 2014. By virtue of this experience, as well as his global operating company experience in the building products industry, he possesses integral knowledge of the markets in which the Company operates, and of Gibraltar’s products, personnel, manufacturing facilities, target markets, and competitors.

Craig A. Hindman

CRAIG HINDMAN has served as a Director of the Company since 2014. He is a global executive with more than 35 years of leadership experience across multiple industry segments. Most recently, Mr. Hindman was Executive Vice President and Chief Executive Officer of the Industrial Packaging Group of businesses at ITW. In that role, he was responsible for 110 business units operating in 30 countries, and was successful in growing revenues and increasing margins through innovation and business simplification initiatives. He also completed two acquisitions before leading the sale of the Industrial Packaging Group to The Carlyle Group in 2014. Mr. Hindman spent more than two decades in ITW’s Construction Products Group, providing him with significant experience in and familiarity with end markets also served by Gibraltar. He graduated from Colgate University with a bachelor’s degree and from Northwestern University with an MBA. Additionally, he serves as a director of a number of not-for-profit organizations and private companies, including Wilsonart International for which he serves as a member of the compensation committee.

Mr. Hindman’s qualifications to serve on the Company’s Board include his experience as an executive with responsibility for the financial and operational performance of global industrial business units within a best-in-class, Fortune 200 company. Other qualifications include his experience in the integration of acquired businesses and business simplification over a period of more than 20 years.

Vinod M. Khilnani

VINOD KHILNANI has served as a Director of the Company since 2014. From January 2013 to May 2013, he was Executive Chairman of the Board at CTS Corporation, a sensors and electronics components company with operations in North America, Europe, and Asia. Mr. Khilnani previously served as CTS Corporation’s Chairman and Chief Executive Officer from 2009 to 2013, President and Chief Executive Officer from 2007 to 2009, and Senior Vice President and Chief Financial Officer from 2001 to 2007. In addition to implementing growth and market diversification strategies at CTS Corporation, he successfully led restructuring and acquisition transactions, completed equity and debt offerings, and established operations in Eastern Europe and Asia. Mr. Khilnani is currently a director of Materion Corporation, 1st Source Corporation (parent of 1st Source Bank) and ESCO Technologies, Inc. He serves as chairman of the board, chairman of the nominating and corporate governance committee, and a member of the compensation committee of Materion Corporation; chairman of the audit committee and member of the compensation committee of 1st Source Corporation; and chairman of the compensation committee at ESCO Corporation.

Mr. Khilnani’s qualifications to serve on the Company’s Board include his service as a director of publicly-held, global organizations in a number of industries, his leadership role as Chairman and Chief Executive Officer of CTS Corporation, and his extensive background in accounting and finance for global manufacturing entities.

William P. Montague

WILLIAM MONTAGUE has served as a Director of the Company since the consummation of the Company’s initial public offering in 1993 and as the Chairman of the Board since 2015. He served as Executive Vice President and Chief Financial Officer of Mark IV Industries, Inc. (“Mark IV”), a manufacturer of engineered systems and components from 1986 to 1996, as Mark IV’s President and a Director from 1996 through 2004, and as Chief Executive Officer and a Director of Mark IV from 2004 to 2008. Mr. Montague also serves on the Board of Directors of Endo International plc., where he is chairman of the compensation committee and serves on the audit, and nominating and corporate governance committees.

Mr. Montague’s qualifications to serve on the Company’s Board include his experience as a chief executive officer along with extensive financial and accounting experience acquired during his career with Mark IV and as a certified public accountant. His extensive background as a chief executive officer and chief financial officer of other public companies in the manufacturing industry provides significant value to the Company’s Board through his experiences with complex capital resource requirements and diverse geographical operations similar to the Company, as well as his insights in managing a variety of product offerings and markets. Mr. Montague’s more than 25 years of experience on the Board and long-term exposure to the Company provides a unique perspective regarding Gibraltar’s culture.

James B. Nish

JAMES NISH has served as a Director of the Company since 2015. He brings to the Company’s Board over 25 years of investment banking experience serving clients in a variety of international industrial manufacturing markets. Most recently, he led the Mid-Cap Corporate Investment Banking team at J.P. Morgan Chase. Prior to that, he was head of the Industrial Manufacturing Group at Bear Stearns, where he worked for 22 years. He also serves on the board of Scorpio Bulkers Inc., where he also serves on the audit committee.

Mr. Nish’s qualifications to serve on the Company’s Board include his experiences centered on helping global industrial manufacturing companies accelerate their growth through mergers, acquisitions, and capital market transactions. A Certified Public Accountant, he has extensive experience in accounting, finance, personnel assessments, and currently serves as an adjunct professor at Baruch College and Pace University where he teaches both undergraduate business and MBA courses.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES IN PROPOSAL 1

CORPORATE GOVERNANCE

The Board of Directors has corporate governance practices and policies which the Board of Directors follows with respect to various matters, such as director responsibilities, compensation, and access to management. The Company’s corporate governance documents are available under the Governance Documents section of the Corporate Governance page of the Company’s website at www.gibraltar1.com.

Corporate Governance Highlights
Annual Election of All Directors	Yes	Super-Majority Vote to Amend Charter and By-Laws	Yes
Average Age of Directors Standing for Election	62	Mandatory Retirement Age	Yes
Number of Independent Directors Standing for Election	6	Risk Oversight by Full Board and Committees	Yes
Majority Voting for Directors with Director Resignation Policy	Yes	Stock Ownership Guidelines for Non-Employee Directors and Executive Officers	Yes
Separate Chairman and CEO	Yes	Anti-Hedging and Anti-Pledging Policies	Yes
Stockholder Action by Written Consent	Yes	Clawback Policy	Yes
Regular Executive Sessions of Independent Directors	Yes	Annual Advisory Approval of Executive Compensation	Yes
Annual Board and Committee Self-Evaluations	Yes	Poison Pill	No
Stockholder Engagement
The Company’s executive management team routinely meets with its stockholders to discuss the Company’s performance and strategic plan. Further, our executive team leads stockholder outreach engagements, where we solicit feedback from stockholders on their priorities on corporate governance, compensation, and environmental and social matters.
As part of our stockholder outreach, in March 2018, we invited holders of approximately 67% of our shares, represented by twelve investors, to engage with us in discussions which covered our corporate governance and compensation programs and included an overview of the Company’s business strategy and a discussion of the alignment between our governance and compensation programs and the Company’s business strategy. Six investors, holding in the aggregate approximately 28% of our shares, accepted our invitation. Overall, the discussions were very positive, with investors generally expressing support for the Company’s corporate governance practices implemented over the past few years and the use of return on invested capital as a performance measure for a portion of our long-term incentive compensation awards. We shared feedback from these engagements with our Board of Directors, Nominating and Corporate Governance Committee and Compensation Committee.
Our executive team is committed to continuing a formal stockholder outreach program. Additionally, our executive management team, including the Company’s President and Chief Executive Officer and Chief Financial Officer, regularly engage in meaningful dialogue with the Company’s stockholders through our quarterly earnings calls, investor conferences and other channels for communication.
Board Leadership
The Board of Directors is responsible for oversight of management of the business and affairs of the Company with the objective of enhancing stockholder value. To fulfill these responsibilities, and the activities of its committees, the Board of Directors was comprised of seven directors during the year ended December 31, 2018. Mark G. Barberio was appointed to the Board of Directors effective June 1, 2018 and Jane L. Corwin retired from the Board of Directors immediately prior to the 2018 Annual Meeting. Subsequently, William T. Bosway was appointed to the Board of Directors effective January 2, 2019.
In recommending the candidates described above, the Company’s Nominating and Corporate Governance Committee considers qualified candidates who will provide the Board of Directors with dedicated service, strong business-related skills and experience, and diversity as such qualifications are described below in the “Director Nomination Process.” The appointment of the new directors will have no significant impact on the average age of directors and the average tenure of service by the directors, respectively; however, will introduce new leadership to the Company.

Under the Company’s Bylaws, the Company’s Chairman of the Board, William Montague, presides over meetings of the Board of Directors and meetings of the stockholders, while Gibraltar’s newly-appointed Chief Executive Officer (“CEO”), William Bosway, has general authority for strategic initiatives involving the business and operational affairs of the Company, subject to the supervision and oversight of the Board. The Company maintains a leadership structure with separate Chairman and CEO roles and believes this structure better aligns with corporate governance best practices. The separated Chairman and CEO roles help to enhance the independent oversight of management which we believe more closely aligns the Company’s leadership with the expectations of our stockholders.
In addition to the leadership structure described above, the independent directors of our Board meet in executive session at each quarterly board meeting, and all of the Board’s key committees - the Audit Committee, the Capital Structure and Asset Management Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee - are comprised solely of and led by independent directors.
Board Tenure
Our corporate governance guidelines require our non-employee directors to submit an offer to resign from the Board to the Chairperson of the Nominating and Corporate Governance Committee upon reaching the age of 72, and following each succeeding birthday. We do not have any other tenure limitations, as we believe our retirement policy and natural turnover achieve the appropriate balance between maintaining long-term directors with deep institutional knowledge and refreshing the Board with new directors who bring new perspectives and diversity to the Board. Whenever possible, we structure director retirements and new director appointments to overlap so institutional knowledge can be transferred to new directors. In accordance with our corporate governance guidelines, Mr. Montague, upon reaching the age of 72 in 2018, submitted his offer of resignation from the Board to Chairperson of the Nominating and Corporate Governance Committee. Upon review and recommendation by the Nominating and Corporate Governance Committee, the full Board, excluding Mr. Montague, determined not to accept Mr. Montague’s offer to resign.
As of April 2, 2019, the average tenure for Directors of the Company is equal to six years of service.
Risk Oversight
The Board of Directors is actively engaged in the oversight of strategies adopted by management for mitigating risks faced by the Company. The effective oversight of risks a company may be exposed to requires an understanding of the nature of the risks, the steps management is taking to manage the risks and a determination of the level of risk which is acceptable to the Company. The involvement of the Board of Directors in reviewing the Company’s enterprise risk management process provides the Board an opportunity to understand the risks faced by the Company, the strategies being implemented by management to minimize these risks and the level of management’s tolerance for risk. With this understanding the Board is able to, if appropriate, require changes in the Company’s operations or strategies to reflect the Board’s determination of the appropriate level of risk for the Company.
Risks may arise in many different areas, including, among many others, business strategy; financial condition; competition for talent; operational efficiency; electronic data security; cyber-security; quality assurance; environmental, health, and safety; supply chain management; reputation; customer spending patterns; and intellectual property. The Board of Directors believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is ultimately the responsibility of the full Board. As a result, the Board of Directors has not divided the responsibility for oversight of risk management among its committees. In carrying out this critical responsibility, the Board has implemented an enterprise risk management program designed to:

•	Understand the critical risks in the Company’s business and strategy;

•	Evaluate the Company’s risk management process and whether it functions adequately;

•	Facilitate open communication between management and the Directors; and

•	Foster an appropriate culture of integrity and risk awareness.
The Board discusses risk in general terms throughout the year at its meetings as well as risks in relation to specific proposed actions, including our executive compensation program structure and design. While the Board oversees the enterprise risk management process, management is responsible for managing risk. The Company has internal processes and an effective internal control environment which facilitate the identification and management of risks and improve the quality and effectiveness of the regular communications with the Board. These include an enterprise risk management program under the leadership of our Chief Financial Officer and our Treasurer, regular reports from management on business strategy, a Code of Business Conduct, and product quality standards. Management communicates routinely with members of the Board on the significant risks identified and how they are being managed.

Environmental, Social Responsibility and Governance Highlights
The Board of Directors and the Company’s executive management recognize the importance of environmental, social and governance (“ESG”) matters, and corporate social responsibility (“CSR”), and how they impact our stakeholders. We are committed, at all levels of the Company, to acting in a manner which promotes sustainability and a culture of doing what is right. We are diligently striving to be best-in-class, which includes investing in the growth and development of our people, and supporting the communities where our people live and our businesses operate. Corporate citizenship and environmental responsibility are part of our overall commitment to sustainability and we believe both are important to our people, our communities and the world. Accordingly, our developing CSR strategy integrates relevant ESG matters to better manage risk and generate sustainable long-term returns for our stockholders, while supporting the social and environmental welfare of our people, our communities and the world.
The Nominating and Corporate Governance Committee oversees and receives periodic updates regarding the Company’s Corporate Social Responsibility priorities and initiatives. The Company’s CEO has oversight over the Company’s CSR Committee, which also includes other members of the Company’s executive management team, and reviews our CSR strategy, including priorities and initiatives related to corporate social responsibility matters.
Our People
We are committed to treating everyone fairly, with respect and dignity, and do not tolerate discrimination. We strive to provide a safe and healthy work environment and an atmosphere conducive to open communication.
We provide a comprehensive and competitive benefits package that supports the health and financial wellness of our people. While specific benefits vary worldwide and are based on regional practices, listed below are some common features offered to our United States based employees, which during 2018 comprised 93% of our employees:

•	Medical, dental and vision benefits for employee, spouse and dependents

•	Flexible spending accounts for both healthcare and dependent care

•	401(k) retirement savings program with company matching contributions

•	Paid vacation and holidays

•	Parental leave

•	Short-term and long-term disability benefits

•	Wellness incentives for employees

•	Life insurance benefits

•	Employee assistance program
We are committed to our employees’ safety. We accept responsibility for and strive to provide our employees with a safe working environment and we expect each of our employees to take responsibility for performing his or her work in accordance with our safety standards and practices.
2018 Safety Data
We continue to evaluate our safety metrics to ensure we are tracking data that will drive safety performance improvements.

Lost Time Accidents (Number of accidents)	Work-Related Fatalities (Number of fatalities)

Suitable for our decentralized structure, our businesses each have a safety committee and provide on-going safety training to our employees.
Our Communities
We are committed to investing in the communities where our people live and work, and we are committed to be an active and responsible corporate citizen in each community in which we reside and operate.

The World
We are committed to operating responsibly in the world by focusing on measuring, managing and reducing our environmental footprint, and promoting responsibility across our value chain. Furthering our commitment to the world and the environment is a natural fit in the strategy related to our renewable energy and conservation businesses. Our Renewable Energy and Conservation Segment designs, engineers, manufactures, and installs solar mounting and electrical systems for commercial and utility scale projects. We strive to improve our renewable energy product offerings by introducing new products, enhancing existing products, and adjusting product specifications to respond to regulatory changes, and providing solutions to contractors and end-users. New products introduced in recent years include single-axis tracker systems and solar racking systems for carports and canopies. Our solar racking systems installed on idle land, such as solid waste landfills, convert such land into a useful property by providing power generating capabilities.

Our executive management team and CSR Committee are committed to interact and influence our businesses on environmentally and socially responsible initiatives and programs that have a positive impact on employees, communities and stakeholders.
Compliance and Ethics
Our Code of Ethics and Statement of Policy reflects our commitment to the highest standards of ethics and business conduct. The ethical principles established by our Code of Ethics encompass our relationships with our customers, our suppliers, our stockholders, our competitors, the communities in which our people live and our businesses operate. The Code of Ethics and Statement of Policy applies to all of our employees, officers and directors. Additionally, it is applied by contract to others engaged by Gibraltar to the extent that we have the ability to impact their conduct. Any act of unethical business conduct, dishonesty, theft, or violation of the Code of Ethics and Statement of Policy may result in disciplinary action up to and including discharge and may also result in legal prosecution. Compliance is mandatory. Due to the constant evolution in both the domestic and worldwide environment in which we conduct business, our Code of Ethics and Statement of Policy is regularly reviewed and updated. The full text of our Code of Ethics and Statement of Policy is available on the Company’s website at www.gibraltar1.com.
Independence of Directors
The Board of Directors has determined that each of the directors and nominees, other than Mr. Bosway and Mr. Heard, is an “independent director” as defined under NASDAQ rules, which the Board has adopted as the standards by which it will determine independence.
Board Committees and Related Matters
Our Board of Directors has four standing committees - the Audit Committee, the Capital Structure and Asset Management Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Copies of the charters of these committees are available on the Company’s website at www.gibraltar1.com.
The current composition of each board committee is set forth below:

Director	Audit Committee	Capital Structure and Asset Management Committee	Compensation Committee	Nominating and Corporate Governance Committee	Board of Directors
Mark Barberio (1)	✓	✓			✓
William Bosway (2)					✓
Sharon Brady (3)			Chair	✓	✓
Frank Heard					✓
Craig Hindman			✓	✓	✓
Vinod Khilnani			✓	Chair	✓
William Montague	✓	✓	✓	✓	Chair
James Nish	Chair	Chair			✓
Fiscal 2018 Meetings	8	2	6	6	9
(1) Mr. Barberio was appointed to the Board of Directors and Audit Committee of the Board effective June 1, 2018.
(2) Mr. Bosway was appointed to the Board of Directors effective January 2, 2019.
(3) Ms. Brady was appointed to the Nominating and Corporate Governance Committee in July 2018.

In addition to the standing committees described above, an Executive Search Committee consisting of Sharon Brady, Vinod Khilnani and William Montague was formed in 2018 to perform an executive search for a successor to Mr. Heard. Mr. Montague served as an uncompensated member of this committee. The Executive Search Committee worked with an independent firm, Korn Ferry, to identify potential candidates to succeed Mr. Heard. As a result of this committee’s efforts, William Bosway was appointed the President and Chief Executive Officer and a director effective January 2, 2019. Mr. Bosway succeeds Mr. Heard who notified the Company on January 2, 2019 that he will retire from the Company in March 2020.
In 2018, the Board of Directors held nine (9) meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which each served during the period of their service in 2018.
Audit Committee
The Audit Committee is comprised of Mark Barberio, William Montague, and James Nish, each of whom is independent as required by the NASDAQ rules applicable to such Committee. Mr. Nish serves as the chairperson of the Audit Committee.
The Audit Committee acts in accordance with its charter to assist the Board of Directors in its oversight of matters relating to the financial reporting process, the system of internal accounting control and management of financial risks, the audit process, review and approval of related party transactions, compliance with laws and regulations, and the Company’s code of business conduct.
The Board of Directors has made a determination that each of Mark Barberio, William Montague, and James Nish is an “audit committee financial expert” under the standards established by Securities and Exchange Commission (“SEC”) rules as a result of their business experience as set forth above under “Election of Directors.”
Capital Structure and Asset Management Committee
The Capital Structure and Asset Management Committee was formed in July 2018 and is comprised of Mark Barberio, William Montague, and James Nish. Mr. Nish serves as the chairperson of the Capital Structure and Asset Management Committee. The Capital Structure and Asset Management Committee acts in accordance with its charter to consult with the Company’s management and assist the Board of Directors in its oversight of the Company’s capital structure, financing activities, merger, acquisition and divestiture transactions, investment decisions and other matters of financial importance to the Company.
Compensation Committee
The Compensation Committee is comprised of Sharon Brady, Craig Hindman, Vinod Khilnani, and William Montague, each of whom is independent as required by the NASDAQ rules applicable to such Committee. Ms. Brady serves as the chairperson of the Compensation Committee.
The Compensation Committee acts in accordance with its charter to approve the structure and design of the compensation programs in effect for executive officers and directors of the Company. The Company’s Compensation Committee meets in executive session to determine and approve the compensation packages provided to the executive officers. The Compensation Committee is responsible for ensuring the decisions regarding compensation are in line with market conditions and enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as executive officers and directors. The Compensation Committee is also responsible for the administration of the Company’s incentive compensation plans and authorization of grants of equity-based awards pursuant to such plans.
To fulfill its responsibilities, the Compensation Committee has the authority to obtain advice from and retain the advice of advisors. As such, the Compensation Committee employs a nationally recognized compensation consultant, Korn Ferry (“KF”), to serve as a compensation advisor and perform market studies of compensation programs offered by a peer group of companies. The Compensation Committee determined KF is an independent advisor by assessing the firm on six independence factors as prescribed by the SEC. The Compensation Committee worked with KF and the Company’s executive management team to make final decisions regarding the design of the programs used to compensate the Company’s executive officers and directors in a manner which is consistent with the Company’s compensation objectives. The amount of fees paid for these services performed by KF was approximately $104,000 during 2018.
The Executive Search Committee used KF for services related to executive search services. The amount of fees paid for the additional services performed by KF was approximately $357,000 during 2018.

Compensation Committee Interlocks and Insider Participation
During 2018, Sharon Brady, Craig Hindman, Vinod Khilnani, and William Montague served as members of the Compensation Committee. Neither Ms. Brady, Mr. Hindman, Mr. Khilnani, nor Mr. Montague was an executive officer or employee of the Company or any of its subsidiaries during 2018 or prior thereto. In 2018, none of the executive officers of the Company or members of the Compensation Committee served on the compensation committee or on any other committee performing similar functions for any other entity’s board of directors, any of whose officers or directors served on the Company’s Board of Directors or Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is comprised of Sharon Brady, Craig Hindman, Vinod Khilnani, and William Montague, each of whom is independent as required by NASDAQ rules applicable to such Committee. Mr. Khilnani serves as the chairperson of the Nominating and Corporate Governance Committee.
The purpose of the Nominating and Corporate Governance Committee is to identify and nominate individuals qualified to become Board and committee members, to establish and implement policies and procedures relating to the nominations of qualified candidates, to develop and recommend to the Board a set of corporate governance guidelines for the Company, and to oversee, review, and make periodic recommendations to the Board concerning the Company’s corporate governance guidelines and policies. In support of these areas, the Nominating and Corporate Governance Committee oversees the directors’ continuing education, which includes seminars focused on strategic and governance issues. The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held February 20, 2019. Sharon Brady, Craig Hindman, Vinod Khilnani, and William Montague did not participate in the recommendation with respect to themselves that they be nominated for election to the Board.
Director Nomination Process
When a Board vacancy arises, the Nominating and Corporate Governance Committee seeks to identify candidates for nomination who are highly qualified, willing to serve as a member of the Company’s Board and will be able to serve the best interests of stockholders. Each candidate must possess at least the following minimum qualifications:

•	Each candidate shall be prepared to represent the best interests of all stockholders and not just one particular constituency;

•
Each candidate shall be an individual who has demonstrated integrity and ethics in his or her personal and professional life and has established a record of professional accomplishment in his or her chosen field; and

•
Each candidate shall be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committees of which he or she is a member, and not have other personal or professional commitments that would interfere with or limit his or her ability to do so.

The Nominating and Corporate Governance Committee believes that, given the size and complexity of the Company’s operations, the best interests of the Company’s stockholders will be served by a Board which is composed of individuals that contribute to the Board’s overall diversity - diversity being broadly construed to mean a variety of opinions, perspectives, as well as personal and professional experiences and backgrounds. Accordingly, the Nominating and Corporate Governance Committee seeks to identify candidates for nomination who will contribute to the diversity of perspectives present in Board deliberations. During the nomination process, the Nominating and Corporate Governance Committee considers whether the Board’s composition reflects an appropriately diverse mix of skills and experience in relation to the needs of the Company.
The Nominating and Corporate Governance Committee identifies candidates from several sources including directors on the Board, Gibraltar’s executive management team, and research, including database and internet searches. All potential candidates for a director role, including incumbents, are considered and evaluated against the qualifications outlined above.
Stockholder Recommendations of Nominees
The Company has adopted a policy regarding stockholder recommendations of nominees for director to be submitted for evaluation to the Nominating and Corporate Governance Committee. A stockholder may, at any time prior to the deadline for the submission of stockholder proposals, recommend a nominee for consideration by the Nominating and Corporate Governance Committee by sending a recommendation, in writing, to the Secretary of the Company or any member of the Nominating and Corporate Governance Committee, together with such supporting material as the stockholder deems appropriate. Any person recommended by a stockholder in accordance with this policy will be considered by the Nominating and Corporate Governance Committee in the same manner and by the same criteria as other potential nominees.
During 2018, the Nominating and Corporate Governance Committee did not receive any nomination recommendations from stockholders.

Succession Planning
Considering the critical importance of executive leadership to Gibraltar’s success, we have a succession planning process that is enterprise wide for managers up to and including our Chief Executive Officer. Our Board of Directors’ involvement in the process includes a review of succession plans and recommendations as to succession in the event of each executive officer’s termination of employment for any reason.
Our Chief Executive Officer provides an annual review to the Board of Directors assessing the executive officers of Gibraltar. The Compensation Committee, pursuant to its charter, annually reviews the performance of the executive officers and discusses succession plans for each such officer with the Chief Executive Officer. The Board of Directors has the responsibility to review succession plans for the Chief Executive Officer and other key executive positions.
The Board of Directors and the Nominating and Corporate Governance Committee also work together to assess the composition, tenure, and diversity of the Board of Directors and evaluate succession planning considerations when recommending Board nominees.
Director Education
New directors participate in an orientation process to become familiar with the Company and its strategic plans and businesses, significant financial matters, core values, including ethics, compliance, corporate governance practices and other key policies and practices through a review of Company and Board of Director background materials, and meetings with the Company’s executive management and visits to the Company. The Company is committed to providing directors with opportunities and resources for continuing education for corporate governance and business-related issues as may be appropriate, and regularly has third parties provide presentations on current legal, governance, compensation and accounting matters during board meetings.
Communication with the Board of Directors
The Board of Directors has established a policy with respect to stockholder communication with the directors. Stockholders may send communications to the Board of Directors in care of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228. All mail will be opened and logged. All communication, other than trivial communication or obscene material, will be forwarded promptly to the Directors. Trivial material will be delivered at the next meeting of the Board of Directors. Mail addressed to a particular member of the Board of Directors will be forwarded to that member. Mail addressed to “Outside Directors” or “Non-Management Directors” or similar addressees will be sent to the chairman of the Audit Committee.
The Company does not have a policy regarding director attendance at the annual meeting. Last year’s annual meeting was attended by all of the Directors of the Board.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

2019 Leadership Transition
President and Chief Executive Officer
On January 2, 2019, the Company appointed William T. Bosway to serve as the Company’s President and Chief Executive Officer, and named Mr. Bosway to the Board of Directors. In connection with this leadership transition, the Compensation Committee established the following compensation for Mr. Bosway in 2019:

•	Established Mr. Bosway’s annual base salary at $700,000;

•
Set Mr. Bosway’s targeted annual incentive compensation at an amount equal to 100% of his annual base salary subject to the same performance goals as the rest of the executive management team. However, regardless of the actual performance for 2019 relative to the targeted performance, Mr. Bosway’s annual performance bonus for 2019 will not be less than $500,000;

•	Awarded Mr. Bosway with an annual grant of time-based restricted units equal to 125% of his annual base salary;

•	Awarded Mr. Bosway with an annual grant of performance stock units equal to 175% of his annual base salary subject to the same performance goal as the rest of the executive management team;

•	Awarded Mr. Bosway with a one-time grant of time-based restricted stock units which will have an aggregate value equal to $1,000,000 at date of grant and which will vest in three equal tranches;

•	Provided a special sign-on bonus of $500,000;

•	Provided the right for Mr. Bosway to participate in the Company’s deferred compensation program, the Management Stock Purchase Plan;

•	Provided Mr. Bosway with limited perquisites consisting of personal use of a company car, reimbursable medical benefits, and other benefits provided to employees of Gibraltar’s headquarters; and

•	Entered into a restrictive covenants and severance agreement and change in control agreement with Mr. Bosway.

Mr. Bosway’s employment is at will. Mr. Bosway will be entitled to the following severance benefits in the event of Mr. Bosway’s termination by the Company without Cause or by Mr. Bosway for Good Reason:
Non-Change in Control Termination without Cause or for Good Reason

•	2x Annual Base Salary paid in equal installments over the two years following Mr. Bosway’s termination;

•
Cash Bonus payment for year of termination prorated to reflect the time employed, calculated based on actual performance and paid at the same time that annual performance bonuses for the year of termination are paid;

•
Participation in the Company’s benefit programs will be discontinued at the end of the month following Mr. Bosway’s termination. Healthcare will be extended through COBRA for up to eighteen months and subsidized for the same time period above; and

•	Accelerated vesting of restricted stock units, performance stock units and Management Stock Purchase Plan Match.
In the event of Mr. Bosway’s termination in connection with a Change in Control, Mr. Bosway will be entitled to the following:
Change in Control Termination

•	2.5x Annual Base Salary paid in lump-sum;

•	Change in Control Cash Bonus equal to the average of Mr. Bosway’s annual performance bonuses for the three years preceding the change in control, paid in a lump sum;

•
Participation in the Company’s benefit programs will be discontinued at the end of the month following Mr. Bosway’s termination. Healthcare will be extended through COBRA for up to eighteen months and subsidized for the same time period above; and

•	Accelerated vesting of restricted stock units, performance stock units and Management Stock Purchase Plan Match.
The Company may terminate Mr. Bosway’s employment for Cause without notice in the event that Mr. Bosway engage in egregious acts or omissions which result in material injury to the Company and its business. Termination for Cause will result in no severance benefits.
Chief Operating Officer
On March 18, 2019, the Company appointed Patrick M. Burns to serve as the Company’s Chief Operating Officer. In connection with the appointment of Mr. Burns, the Compensation Committee established the following compensation arrangements for 2019:

•	Established Mr. Burns’ annual base salary at $410,000;

•	Set Mr. Burns’ targeted annual incentive compensation at an amount equal to 60% of his annual base salary subject to the same performance goals as the rest of the executive management team;

•	Awarded Mr. Burns with an annual grant of time-based restricted units equal to 45% of his annual base salary;

•	Awarded Mr. Burns with an annual grant of performance stock units equal to 100% of his annual base salary subject to the same performance goal as the rest of the executive management team;

•	Awarded Mr. Burns with a one-time grant of time-based restricted stock units of 10,000 units and which will vest in four equal tranches;

•	Provided the right for Mr. Burns to participate in the Company’s deferred compensation program, the Management Stock Purchase Plan;

•	Provided Mr. Burns with limited perquisites consisting of personal use of a company car, reimbursable medical benefits, and other benefits provided to employees of Gibraltar’s headquarters; and

•	Entered into a change in control agreement with Mr. Burns.
Mr. Burns’ employment is at will. In the event of Mr. Burns’ termination by the Company without Cause; or in connection with a Change in Control, Mr. Burns will be entitled to the following severance benefits:
Non-Change in Control Termination without Cause

•	Should the Company terminate Mr. Burns employment during the first twelve months of Mr. Burns’ employment, Mr. Burns will be entitled to twelve months’ salary; and

•
The Company may terminate Mr. Burns’ employment for Cause without notice in the event that Mr. Burns engage in egregious acts or omissions which result in material injury to the Company and its business. Termination for Cause will result in no severance benefits.

Change in Control Termination

•	2x Annual Base Salary paid in lump-sum;

•	Change in Control Cash Bonus: The average of Mr. Burns’ annual performance bonuses for the three years preceding the change in control, paid in a lump sum;

•
Participation in the Company’s benefit programs will be discontinued at the end of the month following Mr. Burns’ termination. Healthcare will be extended through COBRA for up to eighteen months and subsidized for the same time period above; and

•	Accelerated vesting of restricted stock units, performance stock units and Management Stock Purchase Plan Match.

Directors and Executive Officers
The following table sets forth certain information regarding the Directors and named executive officers of the Company as of March 18, 2019:

Name	Age	Position(s) Held
William T. Bosway	53	Director, President, and Chief Executive Officer (1)
Frank G. Heard	60	Director, Vice Chair of the Company’s Board of Directors (1)
Patrick M. Burns	56	Chief Operating Officer (2)
Timothy F. Murphy	55	Senior Vice President and Chief Financial Officer
Cherri L. Syvrud	52	Senior Vice President of Human Resources and Organizational Development
Jeffrey J. Watorek	39	Vice President, Treasurer and Secretary
William P. Montague	72	Chairman of the Board
Mark G. Barberio	56	Director
Sharon M. Brady	68	Director
Craig A. Hindman	64	Director
Vinod M. Khilnani	66	Director
James B. Nish	60	Director
Jane L. Corwin	55	Retired Director (3)

(1)
On January 2, 2019, William Bosway was appointed President and Chief Executive Officer of the Company. Mr. Bosway replaces Frank G. Heard who was appointed as Vice Chair of the Company’s Board of Directors, effective January 2, 2019 and who has notified the Company that he will retire effective March 3, 2020. Mr. Bosway has also been appointed to the Company’s Board of Directors.

(2)	On March 18, 2019, Mr. Burns was appointed Chief Operating Officer of the Company.

(3)	Ms. Corwin retired from the Board in 2018. We included Ms. Corwin in the 2018 Director Compensation Table in accordance with Item 402 of Regulation S-K.
The recent business experience of the directors is set forth above under “Election of Directors.” The recent business experience of the executive officers who are not also directors is as follows:

Patrick M. Burns
PATRICK BURNS has served as Chief Operating Officer since joining the Company on March 18, 2019. Prior thereto, Mr. Burns was most recently Senior Vice President, Strategy at Dover Corporation from 2016 to 2018. Prior to that, Mr. Burns served as Vice President, Corporate Strategy at Johnson Controls from 2014 to 2016 after spending the previous five years with Danaher Corporation in operating company leadership positions. He graduated from the United States Military Academy with a bachelor’s degree in mechanical engineering and an MBA from Northwestern University - Kellogg School of Management.

Timothy F. Murphy
TIMOTHY MURPHY was appointed the Company’s Senior Vice President and Chief Financial Officer in April 2017. Prior to April 2017, Mr. Murphy served as the Company’s Treasurer since 2013, Secretary since 2012, and Vice President of Treasury Operations from 2010 to 2013. Mr. Murphy served various roles as a director within the Company’s Finance function from 2004 to 2010. Prior to joining the Company, Mr. Murphy served as a Senior Manager at KPMG. He graduated from the University of Buffalo with a bachelor’s in economics and an MBA with a concentration in accounting.

Cherri L. Syvrud
CHERRI SYVRUD has served as Senior Vice President of Human Resources and Organizational Development of the Company since joining the Company in March 2016. Prior thereto, Ms. Syvrud had a 28-year career with ITW where she last served as a Platform Director of Human Resources, developing and implementing processes to increase operational effectiveness and talent development globally. She graduated from the University of St. Francis with a bachelor’s degree in business.

Jeffrey J. Watorek
JEFFREY WATOREK was appointed Vice President, Treasurer and Secretary in April 2017. Prior to April 2017, Mr. Watorek served as the Company’s Director of Financial Planning and Analysis since 2012 and Manager of External Reporting from 2008 to 2012. Prior to joining the Company, Mr. Watorek served as a Manager at Ernst & Young. He graduated from the Canisius College with bachelor’s and master’s degrees in accounting.

COMPENSATION OF DIRECTORS

2018 Compensation of Directors
Korn Ferry, a nationally recognized compensation consultant, reviewed survey information, and provided other publicly available information and advice to the Compensation Committee with respect to compensation-related matters for non-employee director compensation for a peer group of companies. The peer group is the same as the peer group disclosed in the section entitled “Compensation Discussion & Analysis” below.
The Compensation Committee reviewed Board compensation in relation to compensation earned by directors of our peer group of companies. After this review in May 2018, the Compensation Committee approved a compensation program for non-employee directors consisting of an annual cash retainer of $55,000 and an annual payment for each Board committee on which he or she serves equal to $10,000; an additional annual fee of $100,000 for the Chairman of the Board; an additional annual fee to the Chairs of the Compensation Committee, Audit Committee, and Capital Structure and Asset Management Committee of $7,500, respectively; and an additional annual fee to the Chair of the Nominating and Corporate Governance Committee of $5,000.
In addition, the Compensation Committee approved annual grants of stock to each non-employee director having an aggregate fair value equal to $75,000. These shares vest immediately and are delivered to Directors unless a Director elects to defer the receipt of all or a portion of the stock award received for future issuance. Pursuant to this approval, non-employee directors received awards of stock in May 2018. The amount of restricted stock compensation provided to our directors is consistent with the amount of equity-based compensation paid to directors of our peer group as determined in the peer study described above.
Our Management Stock Purchase Plan (“MSPP”) permits non-employee directors to defer their receipt of payment of a portion of their cash retainer fee to an account established for the director and credited with restricted stock units (“RSUs”) equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of director fees deferred (see the discussion of the MSPP under the caption Non-Qualified Deferred Compensation in the “Compensation Discussion & Analysis” below). RSUs credited to the account of non-employee directors to reflect amounts deferred under the MSPP are paid to the participant upon the termination of their service to the Board.
2018 Director Compensation

	Fees Earned or
Name	Paid in Cash (1)	Stock Awards (2)	Total
Mark G. Barberio	$44,584	$43,740	$88,324
Sharon M. Brady	$85,137	$75,012	$160,149
Jane L. Corwin	$23,846	$24,992	$48,838
Craig A. Hindman	$73,298	$75,012	$148,310
Vinod M. Khilnani	$89,130	$75,012	$164,142
William P. Montague	$189,954	$75,012	$264,966
James B. Nish	$82,464	$75,012	$157,476

(1)
Consists of (a) pro-rated annual retainer fees of (i) $50,000, effective from January 1, 2018 through May 3, 2018, and (ii) $55,000 (pro-rated for new director), effective May 4, 2018; (b) $100,000 for Mr. Montague to correspond to his position as Chairman of the Board; (c) $10,000 (pro-rated for new committee) for each committee a directors serves; (d) $7,500, $5,000, and $12,500 for Ms. Brady and Messrs. Khilnani, and Nish, respectively, to correspond to their respective positions as Committee Chairpersons; and (e) $10,000 for Ms. Brady and Mr. Khilnani to reflect their position served on the Executive Search Committee. Mmes. Brady and Corwin deferred all of their annual retainer fee into the MSPP. Mr. Hindman deferred twenty-five percent of his annual retainer fee into the MSPP.

(2)
This column represents the grant-date fair value of stock granted during the year. The fair value of stock is calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year End
The following chart summarizes the aggregate number of stock awards outstanding at December 31, 2018 for each director:

Name	Restricted Shares (1)	Deferred Share Units (2)	Restricted Stock Units (“RSUs”) (3)	Aggregate Number of Stock Awards Outstanding

Mark G. Barberio	—	1,099	—	1,099
Sharon M. Brady	—	6,536	6,654	13,190
Craig A. Hindman	—	6,536	9,840	16,376
Vinod M. Khilnani	—	—	7,023	7,023
William P. Montague	2,000	6,536	29,931	38,467
James B. Nish	—	6,536	4,440	10,976

(1)	Mr. Montague holds 2,000 restricted shares that will vest upon his retirement from the Board.
(2)	Deferred share units will be converted into shares upon retirement from the Board of Directors.
(3)	Represents RSUs acquired through deferrals under the MSPP during the period of the Director’s service that will be converted to cash and paid out upon retirement from the Board.

PROPOSAL 2
ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our stockholders with the opportunity to cast an advisory vote to approve the compensation of our named executive officers as described in this Definitive Proxy Statement (commonly referred to as the “Say-on-Pay” vote). The Say-on-Pay vote is advisory, and therefore not binding on the Company or the Board of Directors. However, the outcome of the vote will provide information to the Company and the Board of Directors regarding stockholder sentiment about our compensation policies and procedures, which the Compensation Committee will carefully review and consider when making future decisions regarding the compensation of our executive officers. Stockholders are encouraged to read the section entitled “Compensation Discussion & Analysis,” which describes how our compensation policies and procedures implement our compensation philosophy.
We believe the Say-on-Pay vote represents an additional means by which we may obtain important feedback from our stockholders about compensation of our executive officers, which is established by the Compensation Committee, and designed to link pay with performance, while enabling the Company to attract and retain qualified talent on the executive management team.
As set forth in the Compensation Discussion & Analysis, the overall objective of our executive compensation program is to attract and retain the talent necessary to ensure Gibraltar’s continued success and to ensure alignment of executive pay with stockholder interests and support Company goals and strategies. To achieve this, the Compensation Committee has designed compensation programs that:

•	Provide competitive total pay opportunities relative to an appropriate peer group;

•	Drive high performance through the use of programs that support and reward desired business results;

•	Reinforce commitment to operational excellence, quality, safety, innovation, and the environment; and

•	Manage compensation program costs and risks while providing for flexibility to vary costs in changing business environments.
As a result, a significant portion of our executive officers’ overall compensation is performance-based, in that it depends on the achievement of both short and long-term financial goals and strategic objectives.
In 2018, short and long-term incentive compensation represented 69% and 50% of the Chief Executive Officer’s and the other named executive officers’ target compensation opportunity, respectively. We believe that this emphasis on both short and long-term financial performance in our compensation structure aligns executives’ and stockholders’ interests. The Compensation Committee believes that the executive compensation program is strongly aligned with the long-term interests of our stockholders and is effective in implementing our compensation philosophy and in achieving our strategic goals.

The Say-on-Pay vote gives you, as a stockholder, the opportunity to provide feedback on our executive compensation program by voting for or against the following resolution:
“RESOLVED, that the stockholders of Gibraltar Industries, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Definitive Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the Summary Compensation Table, and other related tables and disclosure.”
The Board urges stockholders to endorse the executive compensation program by voting in favor of this resolution. As set forth in the Compensation Discussion & Analysis, the Compensation Committee is of the view that the executive compensation for 2018 was reasonable and appropriate, justified by the performance of the Company and the result of a carefully considered approach.
Although the Say-on-Pay vote is non-binding, the Board of Directors and Compensation Committee will carefully review the outcome of the vote. The Compensation Committee will consider the outcome of the Say-on-Pay vote, as well as other communications from stockholders relating to our compensation practices, in future determinations concerning our executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS DEFINITIVE PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC IN PROPOSAL 2.

COMPENSATION DISCUSSION & ANALYSIS

This section, Compensation Discussion & Analysis (“CD&A”), provides the Company’s stockholders with information about the compensation awarded to our named executive officers (“NEOs”) who are listed in the Summary Compensation Table, and demonstrates how the compensation program encourages our NEOs to create stockholder value. The CD&A further illustrates the considerations the Compensation Committee has used and will continue to use in establishing the Company’s compensation philosophy, overseeing the policies that result from that philosophy, and making decisions with respect to those policies, including changes to the policies if warranted.

Executive Summary
2019 Leadership Transition
On January 2, 2019, the Company appointed William T. Bosway as President and Chief Executive Officer. Mr. Bosway replaces Frank G. Heard who has notified the Company that he will retire in March 2020. Mr. Heard has been appointed as Vice Chair of the Company’s Board of Directors effective January 2, 2019 and prior to his retirement will assist in the transitioning to Mr. Bosway to the role of CEO. Additionally, on March 18, 2019, the Company appointed Patrick M. Burns as Chief Operating Officer. In his position as Chief Operating Officer, Mr. Burns will be responsible for all aspects of the Gibraltar’s day to day operations across its businesses and such other executive duties as he is assigned from time to time by the Board of Directors and the Chief Executive Officer.
Mr. Bosway’s and Mr. Burns’ compensatory arrangements in connection with their respective employments as the Company’s President and Chief Executive Officer and Chief Operating Officer, respectively, are discussed above in the “Directors and Executive Officers of the Company” section of this Definitive Proxy Statement.
2018 Business Results
Gibraltar’s executive pay philosophy is designed to promote alignment of executive pay with stockholder interests and to support Company goals and strategies. Executive compensation programs are designed and managed to promote value creation, to advance overall business objectives, and to attract and retain the workforce necessary to ensure the Company’s continued success. The impact of our executive pay philosophy and executive compensation programs is reflected in the financial and strategic achievements of the Company in 2018 as outlined below.
Gibraltar is focused on a value creation strategy to drive transformational change which includes a four-pillar approach focused on operational excellence, product innovation, portfolio management, and acquisitions as a strategic accelerator for growth. In 2018, the Company delivered on our promise of making more money, at a higher rate of return, with a more efficient use of capital for the fourth year in a row. By executing on our four-pillar strategy, we:

•	Achieved continued margin improvement from 80/20 simplification initiatives;

•
Recovered material costs inflation in a volatile environment caused by the steel and aluminum tariffs announced in early 2018. By fairly allocating price increases by market and by segment, we recovered costs while ensuring that our customers remain competitive;

•	Increased the percentage of higher-margin patented products, achieving organic growth through the commercialization of our perimeter security and solar tracker solutions;

•	Further refined our portfolio to limit our downside risk and take advantage of rising tides in the renewable energy and conservation segments;

•	Completed the acquisition of a business with complementary product offerings in our renewable energy and conservation segment; and

•	Positioned us for the next step in our transformation by being able to reduce our debt and transition to our new CEO in 2019 with proven expertise in achieving organic and merger & acquisition growth.
As a result of these efforts, the Company’s adjusted financial measures, except for one, exceeded thresholds set for performance goals under the Company’s performance-based compensation programs due to the success realized from strategic initiatives during 2018.
The charts below compare our adjusted financial measures from 2014 through 2018, under the financial metrics that are used in determining (i) payouts under our Management Incentive Compensation Plan (“MICP”) and (ii) number of Performance Stock Units (“PSUs”) earned under our annual grant of performance-based equity compensation. Note that these financial measures differ from reported financial measures based on generally accepted accounting principles (“GAAP”) due to adjustments to remove the impact of special charges. We add back these charges and gains, in accordance with the terms of our performance-based compensation programs, to provide a measurement of earnings from our ongoing operations and serve as a basis to assess the Company in future periods. These adjusted financial measures are reconciled to our GAAP financial measures within the CD&A.

The charts above reflect the link between incentive compensation and performance for 2018. On average, our NEOs earned an annual incentive equal to 74% of target under our MICP and all of our named executive officers earned PSUs equal to 95.5% of target based on the ROIC performance goal. The Compensation Committee established performance goals with targets that were designed to provide opportunities for high performing executives to achieve above market rewards based upon outstanding business results.

The charts above show the Compensation Committee has raised the thresholds for achievement of targeted payouts to the NEO’s performance compensation. In 2018, the Company improved in two of the four metrics, remained consistent in another, and did not achieve the threshold level of performance on the fourth metric. In 2017, the Company had improved results in all four metrics. Performance compensation payout percentages under MICP have trended down in 2017 and 2018 compared to 2015 and 2016, and under ROIC have risen in 2018 from 2017, nonetheless not to the level of ROIC payout percentage of 2015 and 2016, due to the Compensation Committee incorporating higher expectations in each metric.
Executive Compensation Highlights
Gibraltar is committed to a strong pay-for-performance philosophy that we believe meets or exceeds industry norms. Some of the best practices we employ to achieve this objective include:

What We Do	What We Don’t Do
Deliver a significant portion of executive compensation in the form of at-risk, performance-based compensation	Have single-trigger change-in-control agreements
Set performance goals for stock-based incentives on ROIC based on stockholder recommendations	Provide change-in-control cash benefits greater than 275% of cash compensation
Limit the maximum payout that can be received in our annual cash incentive plan to 150% of target	Maintain a supplemental executive retirement plan
Reward our executives with performance-based compensation awards linked to relative total stockholder return	Allow our directors and employees to enter into hedging and pledging transactions with Gibraltar stock
Require our directors and executive officers to satisfy stock ownership guidelines	Provide excise tax gross-ups upon a change in control
Engage in a rigorous target-setting process and use multiple performance metrics for the annual cash incentive plan	Provide excise tax gross-ups on executive benefits and perquisites
Maintain a Clawback Provision that applies to all employees	Discount, reload or re-price of stock options without stockholder approval
Limited use of executive benefits and perquisites
Mitigate undue risk in compensation program

Conclusion
The Compensation Committee believes the highlights above demonstrate the Company’s pay-for-performance philosophy and commitment to compensation programs that encourage the creation of sustainable, long-term stockholder value and alignment of the interests of the named executive officers with those of our stockholders. The Company’s overall performance in 2018 exceeded that of the prior year, and led to compensation earned under our incentive compensation plans above the threshold performance level. The lack of a significant acquisition in 2018, resulted in performance by the Company which did not exceed the targeted level of performance under the incentive compensation plans. Additionally, in 2018, which was the fourth year of the Company’s transformational value creation strategy, we continued to generate higher earnings than prior year, at a higher rate of return, with a more efficient use of capital.
We believe the Company’s operating performance and the resultant level of performance based incentive compensation earned by our executive management team demonstrates the effectiveness of the Company’s pay-for-performance philosophy. The highlights above, as well as the information contained in this CD&A, further reflect the Compensation Committee’s aim to design a compensation program that is consistent with best practices and in line with pay practices used by our peer group.

Say-on-Pay Vote Results and Response
Based on the results of the Say-on-Pay vote at the 2018 Annual Meeting of Stockholders, in which Gibraltar received 98.1% support from its stockholders, the Compensation Committee concluded that the vast majority of stockholders approved of the Company’s compensation programs.

Compensation Philosophy and Pay-for-Performance
The Compensation Committee’s executive pay philosophy is designed to support Gibraltar’s position as a leading manufacturer and distributor of residential, industrial, infrastructure, renewable energy, and conservation products. From time to time, the executive pay philosophy may be restructured as necessary, to ensure alignment of executive pay with stockholder interests and to support the Company’s goals and strategies.
The Company’s executive compensation programs are designed and managed to promote value creation, to advance overall business objectives, and to attract and retain the talent necessary to ensure Gibraltar’s continued success. The Compensation Committee focuses the design and delivery of the Company’s compensation programs to achieve the following:

•	Provide competitive total pay opportunity levels relative to an appropriate group of our peer companies;

•	Drive high performance by our executive officers through the use of programs that support and reward desired business results;

•	Provide opportunities for high performing executive officers to achieve above market rewards;

•	Reinforce our commitment to operational excellence, quality, safety, innovation, and to the environment;

•	Manage current and future programs and risks; and

•	Provide the flexibility to vary compensation costs through periods of change in our business.
We believe our named executive officer’s interests are more directly aligned with the interests of our stockholders when compensation programs are significantly impacted by the value of our common stock, encourage ownership of our common stock, and reward both short and long-term financial performance. The significant elements of our compensation program for executive officers include base salary, the annual Management Incentive Compensation Plan (“MICP”), equity-based incentive compensation under the Long-term Incentive Plan (“LTIP”), other perquisites, and a non-qualified, equity-based deferred compensation plan (“MSPP”).
The Compensation Committee believes our LTIP, which includes performance-based and time-based equity awards, furthers the objectives noted above. Another element of our compensation program, the MICP, provides an annual incentive program to our executives which is based upon the achievement of financial and strategic goals. The Compensation Committee believes the other elements of our compensation program are competitive with the market for our management talent and allow us to attract and retain a highly qualified senior management team. As a result, the compensation programs include a substantial portion of performance-based compensation, including the MICP and performance-based equity awards issued under the LTIP.
Consistent with our executive pay philosophy, our CEO’s target compensation is designed to be heavily weighted toward performance-based compensation. During 2018, as depicted in the chart below, 69% of our CEO’s target compensation was provided in the form of performance-based compensation, with an additional 10% attributed to time-vested stock awards. The target compensation of our other NEOs is also weighted toward performance-based compensation. During 2018, on average, 50% of our other NEOs compensation was performance based, with another 7% attributed to time-vested stock awards. The long-term value of time-vested stock awards will fluctuate with our stock price, thus aligning our executive officers’ interests with our stockholders’ interests.
The following charts highlight the targeted compensation mix in 2018 for our CEO and the average mix for the other NEOs:

Performance-based compensation includes annual incentive compensation and performance-based equity awards. A significant portion of the executive officers’ compensation is at-risk based on the value of the Company’s common stock and financial performance. The above charts include targeted compensation generated from the Company match, which is provided for salary and MICP deferrals into our non-qualified deferred compensation plan, the MSPP, an important part of our compensation program. Compensation deferred into the MSPP is converted to restricted stock units and the aggregate amount deferred is also at-risk since the amounts paid are based on the value of the Company’s common stock. The structure of the MSPP furthers our goal of aligning the interest of our executive officers with the interests of our stockholders as it encourages the deferral of their current compensation for a future payment based on the Company’s stock price.
Our annual MICP has the following performance related criteria:

i.	Adjusted earnings per share;

ii.	Adjusted operating margin;

iii.	Days of working capital; and

iv.	Achievement of strategic objectives.
The Compensation Committee believes the structure of the MICP incentivizes management to simplify and improve the Company’s operations to generate higher earnings, at a higher rate of return, with a more efficient use of capital.
The performance criteria and weighting of each performance criteria change from year to year based on the Compensation Committee and management’s determination of the most significant objectives included in the Company’s strategic plan. The achievement of individual strategic objectives was retained as a performance criterion in the MICP to continue to emphasize the importance of delivering on strategic objectives and goals that align with Gibraltar’s four-pillar value creation strategy. Overall, the most significantly weighted performance goal continues to be adjusted earnings per share, as the Compensation Committee wants to incentivize the executive management team to improve earnings.
A significant portion of our executive officer’s Long-Term Incentive Plan includes performance-based compensation composed of performance stock unit awards (“PSUs”). For 2018, PSUs were awarded to our executive officers and earned during the annual performance period based on the Company’s ROIC compared to targeted ROIC.
As noted above under the “2018 Business Results,” our NEOs earned 74%, on average, of their target compensation under the annual MICP and 95.5% of the targeted PSU awards granted to them in March 2018. These percentages of target compensation were calculated based upon the financial results generated by the Company during 2018. A more detailed calculation of the amounts earned under these components of performance-based compensation can be found below in the section entitled “Elements of Our Compensation Program.”
The other significant components of compensation for our executive officers are not at-risk and consist of a competitive base salary and long-term incentive compensation consisting of time-based restricted stock units (“RSUs”). The RSUs convert to shares over a vesting period generally consisting of four years. The Compensation Committee believes the RSU awards align the executive officers’ goals with the interests of our stockholders as the officers are incentivized to adopt a long-term approach to value creation and increase the stock price through ownership of RSUs and shares of the Company’s common stock. We believe that time-based equity awards provide a good balance between performance and share ownership which aligns with long term interests of our stockholders while at the same time encouraging continuity.

Distinguishing Awarded Compensation from Realized Compensation
It is important to distinguish the compensation awarded to our named executive officers in 2018, as required to be reported under applicable SEC rules, from the compensation that was actually earned by our executive officers. Compensation reported within the Summary Compensation Table uses different measurements of the compensation reported depending on the type of compensation. The PSU compensation reported for each executive officer is disclosed at targeted award value, or grant-date fair value, while the compensation from the MICP reported in the table reflects the actual amount earned and paid to the executive officers, or realized value. If both portions of performance-based compensation were measured at their realized value, it would show the impact of actual performance on each executive officer’s compensation.

The following table provides the impact that performance-based and deferred compensation had on total compensation realized by our executive officers in 2018:

Name	Fixed Compensation			Performance Based Compensation
	Salary (1)	RSU Awards (2)	All Other (1)	MICP		PSUs and Stock Options		Deferred Compensation		Total Compensation
				Target (3)	Realized (1)	Target (1)	Realized (4)	Target (5)	Realized (5)	Target	Realized	% of Target
Frank G. Heard	$800,000	$1,400,000	$36,605	$880,000	$514,536	$1,600,000	$1,519,993	$760,000	$533,188	$5,476,605	$4,804,322	88%
Timothy F. Murphy	$387,519	$175,488	$38,559	$234,000	$185,960	$389,995	$370,485	$223,940	$177,769	$1,449,501	$1,335,780	92%
Cherri L. Syvrud	$266,692	$67,500	$27,719	$94,500	$74,041	$270,002	$256,495	$104,212	$34,348	$830,625	$726,795	87%
Jeffrey J. Watorek	$208,346	$21,011	$22,539	$52,500	$42,037	$125,996	$119,693	$65,418	$—	$495,810	$413,626	83%

(1)	Amounts correspond to those set forth in the Summary Compensation Table.

(2)	RSU awards related to the grant date fair value of RSUs issued under the annual LTIP program. These amounts equal the value of restricted stock units from the Summary Compensation Table.

(3)	Equal to the target annual incentive compensation calculated for each NEO based upon a percentage of their salaries.

(4)
Equal to the actual number of PSU shares earned based on performance of the Company times the stock price as of March 1, 2018 which equaled $1,519,993, $370,485, $256,495, and $119,693 for Mr. Heard, Mr. Murphy, Ms. Syvrud, and Mr. Watorek, respectively.

(5)
The deferred compensation target equals the company-match shares that would be credited to their MSPP accounts if each NEO deferred all eligible amounts under the MSPP and the MICP was at target. The realized amount equals the value of the company-match shares added to each NEO’s MSPP account during 2018.

As shown above, the realized compensation earned by each Named Executive Officers ranged from 83% to 92% of targeted compensation. Realized compensation was less than target compensation as a result of the Company’s performance in relation to the performance goals set for the MICP. The Compensation Committee believes realized compensation is an important metric to understand when evaluating the effectiveness of the Company’s compensation programs.

Design of the Compensation Program
The Compensation Committee engaged an independent compensation advisor, KF, during 2018 to provide survey information and assistance in connection with the review and analysis of the compensation program as in effect for our executive officers to confirm that the emphasis of this program is on performance and long-term incentives and is competitive within our industry in terms of (1) base salaries, (2) annual incentives, and (3) long-term incentives. These three components are the key elements of the compensation program provided to our executive management team.
The Company’s compensation program is reviewed annually to ensure that the goals of the program are met and is amended from time to time to incorporate changes consistent with current industry best practices. The compensation program compensates our executive officers through a mix of base salary, annual incentive payments, and long-term equity-based incentives.
Peer Company Analysis
The Compensation Committee considers the compensation of executives in a peer group of companies used for comparative data. The peer group selected by the Compensation Committee during 2018 consists of:

Actuant Corporation	Eagle Materials	Patrick Industries, Inc.
Albany International Corp.	Griffon Corporation	PGT Innovations, Inc.
American Woodmark	Insteel Industries	Quanex Building Products
A.O. Smith Corporation	L.B. Foster Company	Simpson Manufacturing
Apogee Enterprises	Masonite Industries	Trex Company
Armstrong World Industries	NCI Building Systems

The Company made minor changes to its peer group in 2018, adding one peer company and removing one company (that was acquired and no longer reports compensation publicly) from the peer group to retain a group of seventeen peer companies. The Compensation Committee believes the chosen peer group aligns with best practices as it provides a sufficient sample size from which we draw conclusions, and reflects a representative market for executive talent that our business faces. The peer companies were selected based on their comparable size, as measured by net sales and market capitalization, and industry. Companies within the selected peer group are all building products or industrial businesses that as of December 31, 2018 have revenues, market capitalization, or assets equal to approximately 40% to 300% of Gibraltar’s revenues, market capitalization, or assets.
Compensation Committee Approval Process
Management recommendations for salary increases and participation levels for all other components of our compensation program, for all executive officers other than the CEO, are made annually and are based on the CEO’s evaluation of each executive officer’s performance, length of service to the Company, experience, level of responsibility, the Company’s financial position, and degree to which their efforts have contributed to the implementation of the Company’s strategies and goals. This information, along with the information provided by KF, is then used by the Compensation Committee to review and establish the compensation of each executive officer. The CEO’s compensation package is determined by the Compensation Committee based upon the same criteria.
Final authority for the establishment of annual compensation packages of our executive officers resides with the Compensation Committee. Once base salaries are established, the formula-driven components of our compensation program are applied to determine the amount of the total compensation which our executive officers will be entitled to receive based upon the degree to which the Company’s annual goals have been achieved.
Based on the peer group analysis described above along with CEO and Compensation Committee review, targeted annual incentive compensation and long-term equity-based incentive compensation components of each executive officer’s total compensation were set at percentages of each executive officer’s base salary. Structuring our compensation to provide that a substantial portion of each executive officer’s total compensation is based on (i) an annual incentive program and (ii) an equity-based long-term incentive program that rewards our executive officers for achieving clearly defined annual financial goals and for implementation of policies and practices which generate long-term appreciation in the value of the Company’s common stock. This provides the executive officers and stockholders a degree of certainty as to the level of incentive compensation which executive officers will be entitled to receive upon attainment of a specified level of performance.
The following table summarizes the targeted compensation for annual cash incentive compensation and equity incentive awards (including RSUs and PSUs) established by the Compensation Committee:

	Percentage of Salary
Position	Annual Incentive Compensation (MICP)	Long-term Equity Compensation (LTIP)
Chief Executive Officer	110%	375%
Chief Financial Officer	60%	145%
Senior Vice President	35%	125%
Vice President	25%	70%

The Compensation Committee set the targeted annual incentive compensation and long-term equity based incentive compensation levels as a percentage of salary after consulting with KF. The Compensation Committee considers these compensation levels reasonable in comparison to the peer companies described above and tailored to the Company’s leadership structure, level of responsibility, and emphasis on pay-for-performance while also emphasizing stock ownership which we believe aligns management’s interests with the interests of our stockholders.
The long-term equity-based incentive plan, as developed by the Compensation Committee, provides executive officers the ability to earn long-term equity-based incentive compensation which is based, in part, on the passage of time and, in part, on the achievement of performance objectives. This plan was responsive to the desires of both the Compensation Committee and management to develop a long-term equity-based incentive program which would be more closely aligned with the interests of the Company’s stockholders than an equity-based incentive program that provided for payment solely on the expiration of time.
The Compensation Committee believes that the long-term equity-based incentive compensation structure described above promotes the interests of the Company’s stockholders by providing incentives to executive officers to continue their employment with the Company as well as an incentive to create stockholder value. Furthermore, executive officers are provided an incentive to improve the value of the Company’s common stock over the long-term because final payment of this long-term equity-based incentive compensation program is based on the price of the Company’s stock at the time of payment.

Consideration of Risk
We believe the design of our executive compensation program provides an appropriate balance of incentives for executives and avoids inappropriate risks. Our compensation program is balanced and focused on the long-term so that our executive officers are incentivized to deliver superior performance over sustained periods. In an effort to promote a focus on the long-term, these compensation plans are designed to allow for deferral of compensation and have elements that are only realizable upon retirement. We believe these plans provide strong incentives to implement policies that promote long-term value creation while avoiding excessive risk-taking in the short-term.
Performance goals are established to align with our overall risk framework and reflect a balanced mix of financial measures designed to avoid placing excessive weight on a single measure. Compensation is also balanced among current cash payments, deferred cash, and equity awards. With limited exceptions, the Compensation Committee retains discretion to adjust compensation for quality of performance and adherence to Company values. Additionally, we have policies in place that limit the amount of compensation that can be earned under performance-based incentive programs, require our executive officers to own certain levels of Company stock, prohibit hedging and pledging activities, and include a Clawback Provision for all performance-based compensation.

Elements of Our Compensation Program
Our compensation program for named executive officers contains the following elements:

•	Base Salary

•	Annual Management Incentive Compensation Plan (MICP)

•	Equity-based Incentive Compensation (Omnibus Plan)

•	Long-term Incentive Compensation Plan (LTIP)

•	Restricted Stock Units (RSUs)

•	Performance Stock Units (PSUs)

•	Non-qualified Deferred Compensation Plan (MSPP)

•	Retirement Plans

•	Perquisites and Other Benefits

•	Change in Control Benefits

•	Generally Available Benefit Programs

Base Salary.  As noted above, the Company provides named executive officers with a base salary established by the Compensation Committee, which reflects the level of responsibility held by our executive officers, rewards them for the day-to-day performance of their duties, and is competitive within our industry. Our competitive analysis includes a review of the base salaries and total compensation paid by our peer group companies to their executive officers.
The Compensation Committee established the base salary of our President and Chief Executive Officer at $800,000 for 2018, in consultation with KF, and based upon an analysis of the base salaries of similarly positioned executives in our peer group. This analysis also provided a baseline for other components of compensation for the President and Chief Executive Officer, including stock-based compensation and annual incentive compensation targets.
We establish the base salaries of our other executive officers using the same process of analyzing the level of their responsibility and contribution to the Company’s overall objectives and taking into consideration the range of base salaries paid to similarly positioned executives by our peer group companies.

Annual Management Incentive Compensation Plan. Our annual Management Incentive Compensation Plan (“MICP”) provides alignment between executive management’s cash compensation and stockholder interests by rewarding management for achievement of performance targets that the Compensation Committee believes will enhance stockholder value.
MICP targets in 2018 included adjusted earnings per share (“Adjusted EPS”), adjusted operating margin (“Adjusted OM”), days of working capital (“DWC”), and the achievement of strategic objectives. The targets and thresholds for the achievement of MICP awards for 2018 compared to actual achievement and targets set for the prior year are as follows:

	Adjusted EPS		Adjusted OM		DWC
Level of Achievement	2018	2017	2018	2017	2018	2017
Threshold	$1.88	$1.67	10.1%	10.0%	50	53
80% Achievement	$2.08	$1.85	10.5%	10.5%	47	50
100% Achievement	$2.35	$2.00	11.0%	11.0%	46	49
150% Achievement	$2.50	$2.30	12.0%	12.0%	44	48

Actual	$2.14	$1.71	10.1%	10.1%	52	46
As shown above, the Adjusted EPS and Adjusted OM targets were set to equal to or exceed prior year results and Adjusted EPS was set to significantly improve from the prior year targets. Further, the target and threshold developed for DWC were based on management’s goal to maintain working capital levels while promoting high service levels and maximizing cash flows from operations in an effort to efficiently use our capital. Additionally, the MICP includes achievement of strategic objectives as a fourth performance criterion. The strategic objectives were established to support the four-pillars of the Company’s value creation strategy. Points were assigned to specific strategic objectives for each executive officer. Their performance relative to completing each objective was evaluated on a point scale using specific measurements for their performance during the year. The percentage of attainment of these strategic objectives was measured by comparing the actual points attained in all objectives compared to the total amount of points assigned to each objective. These targets and thresholds are reviewed on an annual basis to ensure alignment of incentive compensation with the Company’s goals.
Targeted annual incentive compensation under the MICP as a percentage of executive officer base salaries along with the potential payouts at threshold, target, and maximum levels are as follows:

Name	Targeted Annual Incentive Compensation as a Percentage of Base Salary		Potential Payout At
		Base Salary	Threshold	Target	Maximum
Frank G. Heard	110%	$800,000	$470,800	$880,000	$1,320,000
Timothy F. Murphy	60%	$390,000	$125,190	$234,000	$351,000
Cherri L. Syvrud	35%	$270,000	$50,558	$94,500	$141,750
Jeffrey J. Watorek	25%	$210,000	$28,088	$52,500	$78,750

The Compensation Committee believes incentivizing management to deliver improved earnings with a focus on the efficient use of capital will provide stockholders with value as higher profits and low working capital requirements lead to increased cash flow used to fund growth initiatives, including acquisitions. Accordingly, the Adjusted OM target is based upon a percentage of net sales to incentivize management to maximize profitability at any level of sales volume. The Compensation Committee also believes it is important for management to be incentivized to optimize working capital requirements which will maximize cash flow from operations, and in turn fund the growth of the Company. The Compensation Committee believes combination of the three financial targets, respectively, Adjusted EPS, Adjusted OM, and DWC, incentivize management to maximize the return on investment for our stockholders. Furthermore, the Compensation Committee concluded that the metrics used in determination of the MICP payout are effectively connected to the creation of stockholder value.
During 2018, fifty percent (50%) of the MICP was based upon Adjusted EPS, twelve and a half percent (12.5%) was based upon Adjusted OM, another twelve and a half percent (12.5%) was based upon DWC, and twenty-five percent (25%) was based on the achievement of strategic objectives. The performance goals and weightings are reviewed by the Compensation Committee with management on an annual basis and adjusted if deemed appropriate by the Compensation Committee. The Compensation Committee reviews and alters the weightings and the targets to ensure the management team focuses on the key metrics during different periods. The maximum achievement under the MICP is limited to one hundred and fifty percent (150%) of targeted annual incentive compensation.

The following summarizes the level of attainment for each financial performance goal during 2018 (dollar amounts in thousands):

	Adjusted EPS	Adjusted OM	DWC
Income from operations as reported		$93,968

Net income from continuing operations as reported	$63,809

Restructuring costs, after tax	4,663	6,371
Senior leadership transition, after tax	698	592
Acquisition related costs, after tax	376	497
Tax reform	225	—
Adjusted operating income		$101,428

Adjusted net income	$69,771
Weighted average shares outstanding - diluted	32,534

Net sales as reported		$1,002,372

Average net working capital (1)			$143,977
Average daily sales			$2,784

Actual results	$2.14	10.1%	52
MICP targets	$2.35	11.0%	46
Maximum payout target	$2.50	12.0%	44
Payout factor (2)	84.4%	34.0%	—%
Weighting	50.0%	12.5%	12.5%
MICP payout percentage	42.2%	4.3%	—%

(1)	Average net working capital was based on the 13-month average of accounts receivable and inventory less accounts payable for each month end between December 31, 2017 and December 31, 2018.
(2)
Since the actual results for Adjusted EPS outperformed the Adjusted EPS 80% target, the payout factor was calculated by prorating the over-performance compared to the 80% achievement and the 100% achievement payout factor on a straight-line basis from 80% to 100%. Further, the payout factor for Adjusted OM was calculated by comparing the difference between actual results and the minimum threshold to the difference between the target and the minimum threshold. In addition, since the DWC actual result was greater than the minimum threshold payout target for the DWC performance goal, the payout factor was determined to be zero percent for the DWC performance goal.

The following table summarizes how each executive officer performed on their strategic objectives during 2018 along with the performance on the three financial performance goals calculated above and the final payout factor:

	Strategic Objective Payout Factor			Financial Objective Payout Percentages
Name	Percentage Completion	Weighting	Payout Percentage	Adjusted EPS	Adjusted OM	DWC	Total Payout Percentage
Frank G. Heard	48.00%	25.00%	12.00%	42.22%	4.25%	—%	58.47%
Timothy F. Murphy	132.00%	25.00%	33.00%	42.22%	4.25%	—%	79.47%
Cherri L. Syvrud	127.50%	25.00%	31.88%	42.22%	4.25%	—%	78.35%
Jeffrey J. Watorek	134.25%	25.00%	33.56%	42.22%	4.25%	—%	80.03%
Note that we reference several adjusted financial measures to calculate payouts under our incentive compensation plans for our 2018 performance. Adjusted financial data excluded special charges consisting of restructuring activities primarily associated with the 80/20 simplification initiative and portfolio management actions, acquisition-related costs and other reclassifications including the impact of recent tax reform. We believe that the presentation of adjusted financial measures provides meaningful supplemental data to stockholders, as well as management, that are indicative of the Company’s core operations and facilitates comparison across reporting periods as well as to peer companies.
The Compensation Committee uses adjusted financial information to determine the incentive compensation paid to NEOs under our performance-based compensation plans in order to keep management motivated to make hard decisions to drive long-term value creation, such as entering into restructuring plans, and making acquisitions and divestitures despite the short-term costs associated with these activities. These items normally are not subject to the budgeting process and cannot necessarily be anticipated.

Equity-based Incentive Compensation.  We maintain equity-based incentive compensation plans known as the Gibraltar Industries, Inc. 2015 Equity Incentive Plan and 2018 Equity Incentive Plan (the “Omnibus Plans”). Our Omnibus Plans are an integral component of our overall compensation structure and provide the Company the vehicles through which we make awards of equity-based compensation to our named executive officers and other management employees.
Long-term Incentive Compensation Plan. The Compensation Committee has provided for grants of equity-based awards to our named executive officers each year under the Long-term Incentive Plan (“LTIP”). Long-term equity-based awards have a value, at the time the award is made, equal to a percentage of the executive officer’s base salary. Equity awards consist of time-vested grants of restricted stock units (“RSUs”) and performance-based grants of performance stock units (“PSUs”). Targeted annual incentive compensation under RSU and PSU awards as a percentage of executive officer base salaries during 2018 are as follows:

Position	Annual RSU Grants as a Percentage of Base Salary	Annual PSU Grants as a Percentage of Base Salary
Chief Executive Officer	175%	200%
Chief Financial Officer	45%	100%
Senior Vice President	25%	100%
Vice President	10%	60%

In general, the amount of equity-based incentive compensation awarded to our named executive officers in 2018 was increased. In addition, with respect to the Chief Executive Officer, the number of RSUs which he was entitled to receive was increased from 90% of his 2017 base salary to 175% of his 2018 base salary. The number of PSUs awarded to the Chief Executive Officer was also increased from 160% of his 2017 base salary to 200% of his 2018 base salary. These increases were approved by the Compensation Committee based on a comprehensive analysis of CEO compensation data relating to CEO compensation practices of the Company’s peer group and a market survey of industrial companies which was supplied by the Compensation Committee’s compensation consultant together with the Compensation Committee’s evaluation of Mr. Heard’s performance and his contribution to the execution of the Company’s strategic goals.
Restricted Stock Units
Under the terms of restricted stock unit awards, vesting occurs at a rate of 25% per year. The vesting conditions which apply to RSUs granted to the executive officers under the Company’s long-term incentive plan are designed to reward executives for continuing their employment with the Company and for implementing policies and practices which increase the value of the Company’s common stock over a significant period of time.
Performance Stock Units
The number of PSUs earned were determined during the 2018 performance period based upon the Company’s return on invested capital (as defined in the award) compared to the targeted ROIC. The Compensation Committee has selected ROIC as the performance goal used in determining payouts under PSU awards based stockholder feedback and management’s recommendation. ROIC is an important metric to be considered when making investment decisions and a focus on ROIC will incentivize management to make careful considerations when allocating capital for equipment, innovative growth opportunities, acquisitions, and other growth initiatives. Although the PSU awards use only one performance metric to determine the number of units earned under the grants, the Compensation Committee believes ROIC is a broad measurement of performance that measures profitability, cash flow generation, and asset management. Given that ROIC is a broad performance metric, we believe this measure is indicative of the effectiveness of our executive management team.
Targeted ROIC was based upon the budget presented to the Board of Directors by the executive management team. The Compensation Committee approved the 2018 target of 14.7% based on the budgeted financial information presented. The threshold to earn any PSUs under the award was set at 12.7%. The maximum number of shares earned is limited to 200%, which would require a ROIC of 16.7% or higher to achieve.

In 2018, the named executive officers earned 95.5% of the targeted PSUs awarded as calculated below:

2018 ROIC
Net income from continuing operations as reported	$63,809
Restructuring costs, after tax	4,663
Senior leadership transition, after tax	698
Acquisition related costs, after tax	376
Tax reform	225
Adjusted net income	$69,771
Tax effected interest expense	9,304
Adjusted net income before interest	$79,075
Average adjusted invested capital (1)	$541,132
Return on invested capital	14.61%

PSU minimum threshold	12.7%
PSU target	14.7%
PSU maximum limit	16.7%
Payout factor (2)	95.5%

(1)	Average adjusted invested capital was based on the 13-month average of total stockholders’ equity adjusted for special charges plus net debt for the period ended December 31.

(2)	The payout factor for ROIC was calculated by comparing the difference between actual results and the minimum threshold to the difference between the target and the minimum threshold.
The number of PSUs earned is determined based on ROIC performance during the first year of the award and the earned PSUs are converted to shares of common stock based on the Company’s stock price as of grant date.
The targeted number of PSU awards granted to each executive officer is based upon a percentage of each recipient’s base salary which is determined by the Compensation Committee in the same manner as the other elements of executive compensation. The following table calculates the number of PSU awards issued, earned, and the maximum number of PSU awards that could have been earned during 2018:

	Frank G. Heard	Timothy F. Murphy	Cherri L. Syvrud	Jeffrey J. Watorek
Salary as of grant date	$800,000	$390,000	$270,000	$210,000
PSU grant as a percentage of salary	200%	100%	100%	60%
Target compensation from PSU awards	$1,600,000	$390,000	$270,000	$126,000
Stock price as of grant date	$33.35	$33.35	$33.35	$33.35
PSUs awarded during 2018	47,976	11,694	8,096	3,778
Percentage of PSUs earned (per above)	95.5%	95.5%	95.5%	95.5%
PSUs earned during 2018	45,817	11,168	7,732	3,608

Potential PSUs at Maximum	95,952	23,388	16,192	7,556

The Compensation Committee believes this component of our compensation program more closely aligns executive officer compensation with the interests of the Company’s stockholders by emphasizing ROIC and promotes retention of the Company’s executive management team due to the three-year vesting period.
Non-qualified Deferred Compensation Plan.  One of the features of our Omnibus Plans (as described above) is the Management Stock Purchase Plan (“MSPP”), a non-qualified deferred compensation arrangement. The MSPP provides our executive officers the right to defer the receipt of their annual incentive compensation payment earned under the MICP and up to 25% of their base salary.

If, and to the extent that, an executive officer defers any portion of his or her MICP payment or base salary, an account is established for his or her benefit under the MSPP and credited with RSUs equal in number to the number of shares of the Company’s stock which could have been purchased using the amount of the MICP payment or base salary which was deferred. The price used to determine the number of RSUs credited to an executive officer’s account for MICP deferral is the 200-day closing average price per share of the Company’s stock determined one day prior to the date in which the compensation was earned and deferred. The Company’s use of a 200-day closing average price for valuing RSUs is intended to eliminate the effect of short-term market fluctuations on the number of RSUs awarded under our MSPP. The price used to determine the number of RSUs credited to an executive officer’s account for salary deferral is the calendar quarter closing average price per share of the Company’s stock determined as of the end of the applicable calendar quarter.
In addition to RSUs which are credited to the accounts of executive officers who elect to defer a portion of their MICP payment or base salary, the Company credits an additional number of RSUs (“Matching RSUs”) to the account of the executive officer. These Matching RSUs are forfeited if the executive officer’s employment is terminated, for any reason other than a change in control transaction, termination without cause, and death or disability, before the executive officer reaches age sixty (60).
RSUs credited to the account of an executive officer to reflect amounts deferred under the MSPP are paid to the participant upon a termination of employment. In addition, if the executive officer’s employment is terminated after age sixty (60), or if the executive officer’s employment is terminated without cause, or due to death or disability, before the executive officer reaches age sixty (60), the participant will be entitled to receive payment for Matching RSUs.
The following table summarizes the amount each NEO deferred into the MSPP during 2018, the number of RSUs credited to their MSPP accounts, and the matching RSUs credited to their MSPP accounts:

Name	2018 Deferred Compensation	RSUs Credited to MSPP for
		Officer Deferrals	Company Match
Frank G. Heard	$777,584	23,243	16,102
Timothy F. Murphy	$269,320	7,927	5,301
Cherri L. Syvrud	$34,348	1,066	1,066
Jeffrey J. Watorek	$—	—	—

The amount to be paid to a participant upon termination of his or her employment is equal to the number of RSUs credited to his or her account (including Matching RSUs, if applicable) multiplied by the 200-day rolling average price per share of the Company’s stock, determined as of the day immediately preceding the participant’s termination.
Payment of the amount determined above is made to the participant based on an election made prior to the deferral in either (a) a lump sum, (b) five substantially equal annual installments, or (c) ten substantially equal annual installments, in each case, beginning six months after the date of termination. During the period that the installment payments are being made, the undistributed value of the participant’s account will earn interest at a rate equal to the average annualized rate of interest payable on ten-year US Treasury Notes plus two percent (2%).
We believe the MSPP furthers our compensation objectives of aligning the interests of our executive officers with stockholder interests by providing the executive officers an opportunity to increase post-termination compensation as a result of increases in the value of the Company’s common stock over their careers.
Retirement Plans.  All of our executive officers are entitled to participate in our Gibraltar 401(k) Plan. The Company does not provide any other retirement benefits aside from the 401(k) Plan.
Perquisites and Other Benefits.  We annually review the perquisites that executive management receives. After reviewing the benefits provided to NEOs, effective January 1, 2018, we eliminated pay in lieu of time off for our executive officers related to time earned in 2018 and thereafter.
Change in Control Benefits.  Our executive officers have been a key component in building our Company into the successful enterprise that it is today. We believe that it is important to protect our executive officers in the context of a change in control transaction to allow them to focus on the transaction. Further, it is our belief that the interests of our stockholders will be best served if the interests of our executive management are aligned with the long-term success of the Company. We believe that change in control benefits should eliminate, or at least reduce, the reluctance of our executive officers to vigorously negotiate the optimal financial terms for our shareholders in the event of any potential, future change in control transactions.

Our Change in Control benefits for Messrs. Heard and Murphy provide for the protection of previously granted equity-based incentive compensation and provide for a cash payment upon a double trigger event, which would be the consummation of the Change in Control transaction and subsequent termination of employment.
The cash components of any change in control benefits are paid in one lump sum, except in the case of Mr. Heard whose benefit includes an amount equal to his base salary payable over twelve months with the balance of his benefit payable in a lump sum. For more information concerning amounts our executive officers are entitled to receive upon a termination of employment and change in control, see “Potential Payments Upon Termination or Change in Control” below.
Generally Available Benefit Programs. The executive officers also participate in the Company’s other generally available benefit plans on the same terms as other employees at the Company’s headquarters. These plans include pay in lieu of time off, medical and dental insurance, life insurance, a supplemental salary continuation plan providing supplemental short-term disability benefits, and the Company’s matching contribution to the Gibraltar 401(k) Plan. Relocation benefits also are reimbursed but are individually negotiated when they occur.

Employment Agreements
Frank G. Heard’s Employment Agreement. The Company amended and restated its employment agreement with Frank G. Heard effective as of January 1, 2015 when he was promoted to President and Chief Executive Officer. Effective January 2, 2019, Mr. Heard was appointed Vice Chair of the Board of Directors and will assist in transitioning the Company’s newly appointed President and CEO, William T. Bosway, to the role of President and CEO of the Company. In connection with the change in Mr. Heard’s position and his appointment as Vice Chair of the Board of Directors, effective January 2, 2019, Mr. Heard’s January 1, 2015 employment agreement was amended to provide for his retirement effective in March 2020. Mr. Heard’s employment agreement provides for the following:

•	The term of Mr. Heard’s employment will continue until terminated by the Company or upon his retirement from the Company;

•	Establishment of Mr. Heard’s annual base salary which may be adjusted from time to time, by the Compensation Committee;

•	Mr. Heard will be eligible to receive an annual bonus under the MICP and long-term incentive compensation as determined under the LTIP;

•	Mr. Heard will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; and

•
Upon a termination of Mr. Heard’s employment by the Company, without cause, or by Mr. Heard for good reason, Mr. Heard will be entitled to a severance benefit in an amount equal to 1.75 times his base salary.

Clawback Policy
The Company has a Clawback Policy which requires reimbursement of an executive officer’s performance-based compensation if the independent members of the Board determine that the executive engaged in fraudulent conduct that resulted in a restatement of financial statements filed with the Securities and Exchange Commission. The Clawback policy extends to all employees of the Company.
This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.gibraltar1.com.

Tax Considerations
Beginning in 2018, Section 162(m) of the Internal Revenue Code limited the federal income tax deduction for annual individual compensation to $1,000,000 for the Company’s NEOs subject to a transition rule for written binding contracts in effect on November 2, 2017 and not materially modified after that date. Prior to 2018, qualifying performance-based compensation was not subject to the deduction limit if certain requirements are met. The Section 162(m) limitation resulted in a disallowed tax deduction for compensation expense of $1,491,000 in 2018. Historically, the Company’s compensation programs were generally designed to qualify for this performance-based exception.
Additionally, Section 409A of the Internal Revenue Code generally imposes a tax on non-qualified deferred compensation arrangements which do not meet guidelines established by regulations under the Internal Revenue Code. The Company’s non-qualified deferred compensation arrangements are intended to comply with Section 409A.

Conclusion
The Compensation Committee believes the Company’s executive compensation program includes a balanced blend of salary, time-based and performance-based compensation plans that enhance the Company’s ability to attract, retain, and motivate highly qualified individuals to serve as our executive officers and to align the financial interests of our executive officers with those of our stockholders.
The high percentage of performance-based compensation for our executive officers re-enforces the Compensation Committee’s commitment to a pay-for-performance philosophy. The incentive programs encourage the executive team to drive operational improvements and make strategic planning decisions that lead to improved financial performance and the creation of stockholder value. As a result, the Compensation Committee recommends you vote FOR the “Say-on-Pay” vote in Proposal 2.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the contents of the above Compensation Discussion & Analysis section of this Definitive Proxy Statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Definitive Proxy Statement and incorporated by reference in the Company’s annual report on Form 10-K filed February 27, 2019.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF GIBRALTAR INDUSTRIES, INC.

Sharon M. Brady
Craig A. Hindman
Vinod M. Khilnani
William P. Montague

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

			Stock Awards
			Restricted Stock Unit Awards	Non-qualified Stock Options	Performance Stock Unit Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation
Name	Year	Salary (3)	(4)	(5)	(6)	(7)	(8)	(9)	Total
Frank G. Heard	2018	$800,000	$1,400,000	$—	$1,600,000	$514,536	$533,188	$36,605	$4,884,329
	2017	$793,070	$1,581,011	$260,982	$2,166,806	$577,584	$819,049	$22,865	$6,221,367
	2016	$715,135	$393,254	$—	$679,246	$959,888	$854,375	$42,394	$3,644,292
Timothy F. Murphy (1)	2018	$387,519	$175,488	$—	$389,995	$185,960	$177,770	$38,559	$1,355,291
	2017	$344,137	$328,992	$60,305	$408,946	$172,440	$61,313	$27,742	$1,403,875
	2016	$240,673	$84,359	$—	$143,991	$81,750	$57,656	$40,460	$648,889
Cherri L. Syvrud (2)	2018	$266,692	$67,500	$—	$270,002	$74,041	$34,348	$27,713	$740,296
	2017	$248,384	$148,609	$—	$187,483	$68,696	$42,451	$31,169	$726,792
	2016	$168,750	$56,251	$—	$112,469	$84,902	$—	$75,177	$497,549
Jeffrey J. Watorek (1)	2018	$208,346	$21,011	$—	$125,996	$42,037	$—	$22,539	$419,929
	2017	$186,725	$98,012	$—	$40,015	$30,956	$—	$16,996	$372,704

(1)
Mr. Murphy was appointed as Senior Vice President and Chief Financial Officer in April 1, 2017. Mr. Murphy resigned from his position as Vice President, Treasurer and Secretary of the Company effective April 1, 2017. Mr. Watorek was appointed as an executive officer and Vice President, Secretary and Treasurer of the Company on April 1, 2017.

(2)	Ms. Syvrud was hired as Senior Vice President of Human Resources and Organization Development on April 4, 2016, and appointed an executive officer of the Company on May 5, 2016.

(3)
Includes amounts, if any, deferred at the direction of the executive officer. Salaries vary from the amounts disclosed in the CD&A as a result of the timing of promotions and annual salary increase during 2018.

(4)
This column represents the grant date fair value of restricted stock units granted that year. Fair value was calculated using the closing price of Gibraltar Industries, Inc. common stock on the date of grant. The 2018 RSU awards related to the grant date fair value of RSUs issued under the annual LTIP program.

(5)	This column represents the grant date fair value of non-qualified stock options granted that year. Fair value was calculated using a Black-Scholes valuation model.

(6)
This column represents the grant date fair value of PSUs and TSR PSUs granted during the year. For the 2018 PSUs awarded under the annual LTIP program the assumptions applicable to these valuations can be found in Note 12 of the Notes to Consolidated Financial Statements - Equity-Based Compensation contained in the Gibraltar Industries, Inc. Annual Report on Form 10-K for the year ended December 31, 2018.

The actual number of units earned under 2018 annual LTIP program differed based on the performance of the Company as measured by its ROIC (as defined in the award) compared to targeted ROIC. Further information regarding these awards can be found above in the CD&A. As a result, the actual compensation that will be earned under these PSU awards may vary significantly from the grant date fair value disclosed.

The following table provides a summary of the compensation earned using the actual number of PSUs earned during the 2018 performance year and the closing price of the Company’s common stock as of December 31, 2018:

Name	PSUs Awarded	PSU Payout Percentage	PSUs Earned	Stock Price	Fair Value of Compensation Realized in 2018
Frank G. Heard	47,976	95.5%	45,817	$35.59	$1,630,627
Timothy F. Murphy	11,694	95.5%	11,168	$35.59	$397,469
Cherri L. Syvrud	8,096	95.5%	7,732	$35.59	$275,182
Jeffrey J. Watorek	3,778	95.5%	3,608	$35.59	$128,409

(7)	This column represents the amounts earned under the Management Incentive Compensation Plan for the respective years.

(8)	This column represents the Company contributions to the non-qualified deferred compensation plans for each of the named executives, which is included in the Non-qualified Deferred Compensation Table.

(9)	This column represents the following 2018 other compensation:

Other Compensation	Frank G. Heard	Timothy F. Murphy	Cherri L. Syvrud	Jeffrey J. Watorek
401(k) match	$11,000	$11,000	$11,000	$9,581
Tax planning	7,500	—	—	—
Pay in lieu of time off (A)	6,187	14,423	3,856	577
Club dues	5,581	—	—	—
Personal use of Company autos	5,148	9,128	7,925	11,688
Healthcare benefits	1,189	4,008	4,932	693
Total	$36,605	$38,559	$27,713	$22,539

(A)	Amount represents vacation earned in 2017 that was paid in 2018. This benefit was eliminated in 2018.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock Or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Frank G. Heard
	MICP (1)	$470,800	$880,000	$1,320,000				—	—	$—
	Mar. 1, 2018 (2)							41,979	—	$—
	Mar. 1, 2018 (3)				—	47,976	95,952	—	—	$—
	Mar. 2, 2018 (4)							31,361	—	$—
	Mar. 31, 2018 (4)							1,994	—	$—
	Jun. 30, 2018 (4)							2,175	—	$—
	Sep. 30, 2018 (4)							1,601	—	$—
	Dec. 31, 2018 (4)							2,214	—	$—
Timothy F. Murphy
	MICP (1)	$125,190	$234,000	$351,000				—	—	$—
	Mar. 1, 2018 (2)							5,262	—	$—
	Mar. 1, 2018 (3)				—	11,694	23,388	—	—	$—
	Mar. 2, 2018 (4)							9,363	—	$—
	Mar. 31, 2018 (4)							945	—	$—
	Jun. 30, 2018 (4)							1,060	—	$—
	Sep. 30, 2018 (4)							780	—	$—
	Dec. 31, 2018 (4)							1,080	—	$—
Cherri L. Syvrud
	MICP (1)	$50,558	$94,500	$141,750				—	—	$—
	Mar. 1, 2018 (2)							2,024	—	$—
	Mar. 1, 2018 (3)				—	8,096	16,192	—	—	$—
	Mar. 2, 2018 (4)							2,131	—	$—
Jeffrey J. Watorek
	MICP (1)	$28,088	$52,500	$78,750				—	—	$—
	Mar. 1, 2018 (2)							630	—	$—
	Mar. 1, 2018 (3)				—	3,778	7,556	—	—	$—

(1)
Estimated future payouts represent the amount that was payable under the annual Management Incentive Compensation Plan (“MICP”) for performance in 2018. The maximum payment under this plan is limited to 150% of target.

(2)	Consists of restricted stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting.

(3)	Consists of performance stock units issued under the Company’s Long-term Incentive Plan that convert to shares upon vesting.

(4)
Consists of restricted stock units issued under the Management Stock Purchase Plan (“MSPP”). Of the restricted stock units issued in 2018, 23,243, 7,927, and 1,066 units issued to Messrs. Heard, Murphy, and Ms. Syvrud, respectively, represent units purchased through deferral of bonus and salary and 16,102, 5,301, and 1,065 units issued to Messrs. Heard, Murphy, Smith, and Ms. Syvrud, respectively, represent the Company’s match. These restricted stock units convert into a hypothetical cash account upon vesting, which occurs upon both the attainment of age sixty (60) and termination of employment. If employment is terminated prior to the executive officer attaining sixty (60) years of age, matching units are forfeited. Upon termination of employment the balance in the hypothetical cash account is paid out as either a lump sum, over five years, or over ten years.

Outstanding Equity Awards at Fiscal Year End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (1)	Market Value of Shares or Units of Stock that Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested

Frank G. Heard	25,000	—	—	$25.44	12/31/2025	209,828	$7,517,554	20,000	$711,800
	—	20,000	—	$43.05	2/1/2027
Timothy F. Murphy	—	5,000	—	$39.55	4/3/2027	58,748	$2,101,393	5,000	$177,950
Cherri L. Syvrud	—	—	—	$—	—	20,976	$751,760	—	$—
Jeffrey J. Watorek	2,000	—	—	$13.72	9/14/2019	9,038	$321,662	—	$—
	2,000	—	—	$8.90	9/14/2020
	2,500	—	—	$9.74	9/14/2021

(1)	a. Restricted stock units which vest as follows:
Mr. Heard - 10,000 units that vest on December 29, 2019; 4,797 units that vest on January 2, 2019; 9,546 units vesting at a rate of 50% a year beginning February 1, 2019; 12,544 units vesting at a rate of 33% a year beginning February 1, 2019; 41,979 units vesting at a rate of 25% a year beginning March 1, 2019; and 20,000 that cliff vest on February 1, 2020.
Mr. Murphy - 322 units that vest on January 2, 2019; 583 units vesting at a rate of 50% a year beginning February 1, 2019; 444 units vesting at a rate of 33% a year beginning February 1, 2019; 2,006 units vesting at a rate of 33% a year beginning April 3, 2019; 5,262 units vesting at a rate of 25% a year beginning March 1, 2019; 17,000 units that vest and upon his retirement from the Company after October 7, 2023; 3,000 units that cliff vest on February 17, 2019; and 5,000 units that cliff vest on April 3, 2020.
Ms. Syvrud - 911 units vesting at a rate of 50% a year beginning June 10, 2019; 1,089 units vesting at a rate of 33% a year beginning February 1, 2019; 2,024 units vesting at a rate of 25% a year beginning March 1, 2019; and 2,000 units that cliff vest on February 1, 2020.
Mr. Watorek - 309 units that vest on September 4, 2019; 284 units that vest at a rate of 50% a year beginning September 6, 2019; 380 units vesting at a rate of 33% a year beginning April 3, 2019; 630 units vesting at a rate of 25% a year beginning March 1, 2019; 1,200 units that cliff vest on February 17, 2019; and 2,000 units that cliff vest on May 4, 2020.
b. Performance stock units that will be settled in shares of the Company’s common stock which vest as follows:
Mr. Heard - 9,217 units that cliff vest on December 31, 2019; and 45,817 units that cliff vest on December 31, 2020.
Mr. Murphy - 2,107 units that cliff vest on December 31, 2019; and 11,168 units that cliff vest on December 31, 2020.
Ms. Syvrud - 1,350 units that cliff vest on December 31, 2019; and 7,732 units that cliff vest on December 31, 2020.
Mr. Watorek - 627 units that cliff vest on December 31, 2019; and 3,608 units that cliff vest on December 31, 2020.
c. Performance stock units earned during the performance period which ended December 31, 2016 that will be converted to cash (based upon the trailing 90-day stock price) as follows:
Mr. Heard - 55,928 units that cliff vest on February 1, 2019.
Mr. Murphy - 11,856 units that cliff vest on February 1, 2019.
Ms. Syvrud - 5,870 units on April 4, 2019.

(2)
Represents 20,000 and 5,000 TSR PSUs granted to Messrs. Heard and Murphy on February 1, 2017 and April 3, 2017, respectively, and are based upon achievement of the Company’s relative total stockholder return generated over a three-year performance period ending February 1, 2020 compared to the total stockholder return of companies within the S&P SmallCap Industrial Sector Index. The payout factor applied to target TSR PSUs granted is based upon meeting a threshold of the 40th percentile. At the 40th percentile, 100% of the TSR PSUs will be issuable. Mr. Heard’s and Mr. Murphy’s TSR PSUs cliff vest on February 1, 2020 and April 3, 2020, respectively, and will be settled in shares of the Company’s common stock.

Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Frank G. Heard (1)	—	$—	113,669	$4,058,038
Timothy F. Murphy	—	$—	1,682	$57,925
Cherri L. Syvrud	—	$—	818	$31,559
Jeffrey J. Watorek	1,000	$13,190	876	$38,509

(1)
Consists of 60,750 units earned under the TSR PSUs granted to Mr. Heard on December 31, 2015, that had a value realized on vesting of $2,162,093. The receipt of these units was deferred to allow for the Company’s Compensation Committee to determine the ranking of the Company’s total shareholder return for the performance period as compared to the total shareholder returns for the S&P Small Cap Industrial Sector Companies. On January 30, 2019, these units were issued and converted to shares of the Company’s common stock.

Non-qualified Deferred Compensation

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (1) (2)	Aggregate Earnings (Losses) in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Frank G. Heard	$777,585	$533,188	$1,211,461	$—	$8,202,840
Timothy F. Murphy	$269,320	$177,770	$259,200	$—	$1,810,185	(4)
Cherri L. Syvrud	$34,348	$34,348	$26,783	$—	$169,131	(4)
Jeffrey J. Watorek	$—	$—	$—	$—	$—

(1)
Represents the deferred amount of the annual incentive compensation award earned under the Management Incentive Compensation Plan during 2017 and salary deferrals in 2018 together with related matching contributions from the Company.

(2)	Amounts reported are included as compensation in the Summary Compensation Table above.

(3)	Represents the associated earnings on the balance of each participating executive officer’s account under the Management Stock Purchase Plan during 2018.

(4)
Amount includes $424,047 and $72,079 attributable to matching RSUs for Mr. Murphy, and Ms. Syvrud, respectively, that will vest on each of their sixtieth (60th) birthdays if they continue their employment through such date.

Pay Ratio
We are required to disclose the ratio of the total annual compensation of our CEO to that of our median employee including (i) the median of the annual total compensation of the employees of Gibraltar, except the CEO (“median employee”); (ii) the annual total compensation of the CEO of Gibraltar; and (iii) the ratio of the amount of the annual total compensation of the CEO to the amount of the median annual total compensation of the employees of Gibraltar, except the CEO.
We selected December 31, 2018 as the date upon which we would identity the median employee. The Company’s median employee was identified by calculating the annual total compensation during the twelve months ended December 31, 2018 for the employees of Gibraltar, except the CEO of Gibraltar, that were employed as of December 31, 2018. The fixed compensation of employees hired during the year and employed as of December 31, 2018 was annualized.
In addition, the following methodology and material assumptions, adjustments, estimates that we used to identify the median employee included the following: (i) Non-U.S. employees in Asia accounted for 2.5% of Gibraltar’s employees, and therefore have been excluded under the “de minimis” exemption allowed under Item 402(u)(4)(ii) of Regulation S-K; and (ii) in accordance with Item 402(u), we omitted 50 employees that became Gibraltar’s employees as the result of a business acquisition during the year ended December 31, 2018.
As calculated using the methodology required for the Summary Compensation Table, the annual total compensation of Mr. Heard was $4,884,329. The annual total compensation of the selected median employee was $51,716. As a result, the calculated ratio of the median employee annual total compensation to the CEO’s annual total compensation is 94 to 1. This ratio is a reasonable estimate calculated in the manner consistent with Item 402(u) of Regulation S-K.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

Effective January 2, 2019, former President and Chief Executive Officer (“CEO”) of the Company since January 2015, Frank G. Heard, was appointed Vice Chair of the Board of Directors, and will assist in transitioning the Company’s newly-appointed President and CEO William T. Bosway to the role of President and CEO of the Company. In 2015, Frank G. Heard entered into an amended employment agreement that provides for a severance payment equal to 1.75 times his base salary upon his termination without cause or a voluntary termination with good reason. The employment agreement also establishes benefits that would be earned in the event of death or disability.
The awards of restricted stock units (“RSUs”) which the Company has made to its executive officers provide that the RSUs will be paid in shares of the Company’s stock if the employment of the executive officer is terminated by the Company without cause by the Executive Officer or in the case of the former CEO for “good reason.” In each case, a termination without cause will be considered to have occurred if the executive officer’s employment is terminated by the Company for any reason other than a determination by the Compensation Committee that the executive officer has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
The awards of performance stock units (“PSUs”) which the Company has made to its executive officers provide that if employment of an executive officer’s employment is terminated by the Company without cause or after one year from the date of grant if the executive officer has attained age 60 and completed at least five years of service to the Company, the executive officer will be entitled to payment for the PSUs earned prior to termination. Additionally, the awards of PSUs provide that if a change in control of the Company occurs, the executive officers will be entitled to payment for PSUs earned prior to the change in control together with payment, at the targeted performance level, for performance periods ending after the date the change in control occurs.
In addition to the change in control agreements previously described in connection with the 2019 appointments of Mr. Bosway and Mr. Burns, the Company has also entered into change in control agreements (the “Change in Control Agreements”) with the Frank Heard, former CEO and current Vice Chair of the Board of Directors, and Senior Vice President and Chief Financial Officer (“Timothy Murphy” or “CFO”). The Change in Control Agreements contain double trigger payment provisions. Accordingly, upon the occurrence of a change in control and termination of employment, Mr. Heard and Mr. Murphy are entitled to receive severance payments equal to 275% and 200%, respectively, of their annual cash compensation. These payments are made in one lump sum, except in the case of Mr. Heard whose benefit includes an amount equal to his base salary payable over twelve months with the balance of the benefit payable in a lump sum.
The Change in Control Agreements define annual cash compensation as the sum of (i) the executive’s annual base salary, including any deferred cash compensation, during the calendar year preceding the year when the change of control occurred and (ii) the highest annual bonus paid to him during the three years immediately preceding the year in which the change in control occurs. The payments and benefits payable in the event of a change in control are not subject to any limitations that would prevent them from being considered “excess parachute payments” subject to excise or corporate tax deduction disallowance under the Internal Revenue Code. Therefore, the lump sum payments could require excise tax payments on the part of the executive, and result in a deduction disallowance on the part of our Company.
In all Change in Control Agreements, a change in control will be deemed to occur if:

i.	Any person or group, other than an affiliate of the Company, acquires 35% or more of the common stock of our Company without approval of the Board of Directors;

ii.	There is a change in a majority of the members of the Board of Directors in any twelve-month period and the new directors were not endorsed by the majority of the old directors; or

iii.	We enter into a merger or consolidation transactions involving fifty percent or more change in ownership.
The following tables set forth the amount of compensation which would be payable to the executive officers upon a termination of their employment under the circumstances described. Except for retirement, the amounts payable have been determined as if the employment of the executive officer was terminated on December 31, 2018, on which date, the closing price per share of the Company’s stock was $35.59. With respect to amounts payable at retirement, we have assumed that the executive officer retired on December 31, 2018, and that, at the time of such retirement, the executive satisfied the applicable age and service requirements for payment of a retirement benefit under the applicable benefit program.

Payments upon Termination of Employment

Frank G. Heard

Source of Payment	Voluntary Termination	Voluntary Termination for Good Reason	Retirement	Termination without Cause	Termination for Cause	Death	Disability
Employment Agreement (1)	$197,260	$1,400,000	$—	$1,400,000	$—	$—	$480,000
Management Stock Purchase Plan (2)	$8,202,840	$8,202,840	$8,202,840	$8,202,840	$8,202,840	$8,202,840	$8,202,840
Long-term Incentive Plan (3)	$4,456,096	$9,933,397	$5,741,037	$9,933,397	$4,456,096	$9,933,397	$9,933,397
Non-equity Incentive Compensation (4)	$—	$900,438	$900,438	$900,438	$—	$900,438	$900,438
Total	$12,856,196	$20,436,675	$14,844,315	$20,436,675	$12,658,936	$19,036,675	$19,516,675

(1)
The amount shown under the voluntary termination column represents 90 days of severance pay. The amount shown under the voluntary termination for good reason and the termination without cause columns represent the aggregate payments that would be made upon Mr. Heard’s termination for those reasons, equal to 175% of his salary. The amount shown under the disability column represents the current value of the annual payment provided for by Mr. Heard’s employment agreement. The disability payment of $480,000, calculated as defined in his employment agreement, is payable annually until Mr. Heard reaches 65 years of age, and is reduced by amounts he would receive from the federal and state governments and insurance, pension, or profit sharing plans maintained by the Company.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Heard is over sixty (60) years old, and therefore will vest in the Company’s matching contributions upon the occurrence of the events shown in each column.

(3)
The amounts shown in this row represent the market value of non-qualified stock options, restricted stock units (“RSUs”), and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2018. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate.

(4)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2018 which was deferred into the Management Stock Purchase Plan by Mr. Heard and includes the vested Company match as Mr. Heard is over sixty (60). Under the terms of Mr. Heard’s employment agreement, if Mr. Heard’s employment is terminated for cause or is a voluntary termination, Mr. Heard shall not be entitled to receive any portion of the amount earned for the year in which Mr. Heard’s employment is terminated. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Timothy F. Murphy

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$120,000
Management Stock Purchase Plan (2)	$1,139,056	$1,810,185	$1,810,185	$1,139,056	$1,810,185	$1,810,185
Long-term Incentive Plan (3)	$432,507	$1,231,930	$1,816,674	$432,507	$2,101,394	$2,101,394
Non-equity Incentive Compensation (4)	$185,960	$325,430	$325,430	$185,960	$325,430	$325,430
Total	$1,757,523	$3,367,545	$3,952,289	$1,757,523	$4,237,009	$4,357,009

(1)
The amount shown in the disability column represents payments Mr. Murphy would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Murphy qualifies for sixteen weeks of salary continuation under this plan based on years of service.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with his deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Mr. Murphy is not over sixty (60) years old, and therefore under the Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Mr. Murphy is sixty (60) years of age), termination without cause, death and disability.

(3)
The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2018. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Mr. Murphy is sixty (60) years old.

(4)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2018 which was deferred into the Management Stock Purchase Plan by Mr. Murphy and therefore the amount in the retirement column includes the Company match as we assume Mr. Murphy is over sixty (60) to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Cherri L. Syvrud

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$20,769
Management Stock Purchase Plan (2)	$84,566	$169,131	$169,131	$84,566	$169,131	$169,131
Long-term Incentive Plan (3)	$214,138	$333,365	$680,581	$214,138	$751,761	$751,761
Non-equity Incentive Compensation (4)	$74,041	$129,572	$129,572	$74,041	$129,572	$129,572
Total	$372,745	$632,068	$979,284	$372,745	$1,050,464	$1,071,233

(1)
The amount shown in the disability column represents payments Ms. Syvrud would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Ms. Syvrud qualifies for four weeks of salary continuation under this plan based on years of service.

(2)
The amounts shown in this row represent the market value of restricted stock units that would vest and convert to a cash balance upon the occurrence of the events in each column. The amount is payable in accordance with her deferral election, with interest compounding at the average of quarterly ten-year treasury rates plus two percent (2%) on the undistributed balance of his deferral. Ms. Syvrud is not over sixty (60) years old, and therefore under the Management Stock Purchase Plan would not vest in the Company’s matching contributions upon the occurrence of the events shown in each column except retirement (which presumes Ms. Syvrud is sixty (60) years of age), termination without cause, death and disability.

(3)
The amounts shown in this row represent the market value of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2018. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Ms. Syvrud is sixty (60) years old.

(4)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2018 which was deferred into the Management Stock Purchase Plan by Ms. Syvrud and therefore the amount in the retirement column includes the Company match as we assume Ms. Syvrud is over sixty (60) to calculate retirement payments. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Jeffrey J. Watorek

Source of Payment	Voluntary Termination	Retirement	Termination Without Cause	Termination for Cause	Death	Disability
Supplemental Salary Continuation Plan (1)	$—	$—	$—	$—	$—	$64,615
Long-term Incentive Plan (2)	$161,745	$218,689	$368,844	$161,745	$483,408	$483,408
Non-equity Incentive Compensation (3)	$42,037	$42,037	$42,037	$42,037	$42,037	$42,037
Total	$203,782	$260,726	$410,881	$203,782	$525,445	$590,060

(1)
The amount shown in the disability column represents payments Mr. Watorek would receive under the Supplemental Salary Continuation Plan. This plan, a supplement to our short-term disability coverage, covers all full-time employees in our corporate offices. Mr. Watorek qualifies for sixteen weeks of salary continuation under this plan based on years of service.

(2)
The amounts shown in this row represent the market value of vested stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”) that vested or would vest upon the occurrence of the events in each column as of December 31, 2018. The actual payments of RSUs and PSUs occur six months after the event occurs and three years after grant, respectively, except for death, in which case payment is immediate. The amount shown in the retirement column presumes Mr. Watorek is sixty (60) years old.

(3)
The amounts shown in this row represent the amount earned under the Management Incentive Compensation Plan for 2018. It is the Company’s policy to pay amounts due under the Management Incentive Compensation Plan to participants on a prorated basis when their employment is terminated without cause.

Payments upon Change in Control
The following tables set forth the amount of compensation which would be payable to the executive officers of the Company with whom the Company has entered into Change in Control Agreements as described above. For purposes of the payments to be made upon a change in control, the tables reflect amounts which would be paid to the executive officers if the change in control occurred and the executive officers were terminated on December 31, 2018, on which date, the closing price per share of the Company’s stock was $35.59.
Frank G. Heard

Cash Payment (1)	Value of MSPP RSUs	Value of Outstanding Options	Value of LTIP RSUs (2)	Value of LTIP PSUs (3)	Non-equity Incentive Compensation	Total
$4,839,692	$8,202,840	$253,750	$3,518,641	$6,161,006	$900,438	$23,876,367

(1)	Represent $800,000 paid over a period of twelve months and $4,039,692 paid in one lump sum.

(2)	Represents the value of LTIP RSUs currently issued.

(3)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2015, 2016, 2017 and 2018 performance periods.

Timothy F. Murphy

Lump Sum Cash Payment	Value of MSPP RSUs	Value of Retirement RSUs	Value of Outstanding Options	Value of LTIP RSUs (1)	Value of LTIP PSUs (2)	Non-equity Incentive Compensation	Total
$1,151,920	$1,810,185	$605,030	$—	$591,400	$904,964	$325,430	$5,388,929

(1)	Represents the value of LTIP RSUs currently issued.

(2)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2016, 2017, and 2018 performance periods.

Cherri L. Syvrud

Lump Sum Cash Payment	Value of MSPP RSUs	Value of LTIP RSUs (1)	Value of LTIP PSUs (2)	Non-equity Incentive Compensation	Total
$—	$169,131	$214,394	$537,367	$129,572	$1,050,464

(1)	Represents the value of LTIP RSUs currently issued.

(2)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2016, 2017 and 2018 performance periods.

Jeffrey J. Watorek

Lump Sum Cash Payment	Value of Outstanding Options	Value of LTIP RSUs (1)	Value of LTIP PSUs (2)	Non-equity Incentive Compensation	Total
$—	$161,745	$170,939	$150,724	$42,037	$525,445

(1)	Represents the value of LTIP RSUs currently issued.

(2)	Represents the value of LTIP PSUs currently issued, adjusted for actual performance relative to the 2017 and 2018 performance periods.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s Directors and executive officers, and any persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of initial ownership of Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission and to furnish the Company with copies of all forms they file pursuant to Section 16(a).
On February 14, 2019, a Form 5 was filed by Cherri Syvrud to identify certain transactions in common stock of the Company which were not timely reported as a result of an administrative error relating to shares of common stock of the Company indirectly held by Ms. Syvrud under the terms of the Company’s 401(k) plan. The Company’s 401(k) plan purchased, for the account of Ms. Syvrud, 43.8, 83.6, and 93.2 shares of common stock of the Company in the calendar years of 2016, 2017, and 2018, respectively. The shares of common stock of the Company were purchased in the calendar years of 2016, 2017, and 2018, but were inadvertently not reported due to an administrative oversight.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Certain Beneficial Owners
The following table sets forth information as of March 8, 2019 (except as otherwise noted) with respect to all stockholders known by the Company to be the beneficial owners of more than 5% and certain other holders of its outstanding Common Stock:

Name and Address	Number of Shares and Nature of Beneficial Ownership (1)	Percent of Class
BlackRock, Inc. (2) 55 East 52nd Street New York, NY 10055	4,740,593	14.8
Franklin Mutual Advisers, LLC (3) 101 John F. Kennedy Parkway Short Hills, NJ 07078	3,107,120	9.7
T. Rowe Price Associates, Inc. (4) 100 E. Pratt Street Baltimore, MD 21202	2,372,559	7.3
Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, TX 78746	2,339,829	7.3
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	1,930,592	6.0
FMR, LLC (7) 245 Summer Street Boston, MA 02210	1,868,567	5.8
Barrow, Hanley, Mewhinney & Strauss, LLC (8) 2200 Ross Avenue, 31st Floor Dallas, TX 75201	1,681,443	5.2

(1)
Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(2)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2018 available on NASDAQ.com, filed on January 28, 2019 by BlackRock, Inc. Number of shares disclosed above includes 200,877 shares over which BlackRock, Inc. does not have the sole voting power.

(3)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2018 and available on NASDAQ.com, filed on January 30, 2019 by Franklin Mutual Advisers, LLC. Number of shares disclosed above includes 230,222 shares over which Franklin Mutual Advisers, LLC does not have the sole voting power.

(4)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2018 and available on NASDAQ.com, filed on February 14, 2019 by T. Rowe Price Associates, Inc. Number of shares disclosed above includes 1,955,643 shares over which T. Rowe Price Associates, Inc. does not have the sole voting power.

(5)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2018 and available on NASDAQ.com, filed on February 8, 2019 by Dimensional Fund Advisors LP. Number of shares disclosed above includes 75,367 shares over which Dimensional Fund Advisors LP does not have the sole voting power.

(6)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2018 and available on NASDAQ.com, filed on February 11, 2019 by The Vanguard Group. Number of shares disclosed above includes 1,900,019 shares over which The Vanguard Group does not have the sole voting power.

(7)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2018 available on NASDAQ.com, filed on February 13, 2019 by FMR, LLC. Number of shares disclosed above includes 889,485 shares over which FMR, LLC does not have the sole voting power.

(8)
Based on information set forth in a statement on Schedule 13G filed with the SEC reflecting information as of December 31, 2018 available on NASDAQ.com, filed on February 12, 2019 by Barrow, Hanley, Mewhinney & Strauss, LLC. Number of shares disclosed above includes 509,741 shares over which Barrow, Hanley, Mewhinney & Strauss, LLC does not have the sole voting power.

Management
The following table sets forth information as of March 8, 2019 (except as otherwise noted) with respect to each director, director nominee, each executive officer named in the Summary Compensation table above, and all executive officers and directors as a group:

Name and Address (1)	Number of Shares and Nature of Beneficial Ownership (2)	Percent of Class

Frank G. Heard (3)	125,518	*
William P. Montague (4)	38,774	*
Timothy F. Murphy (5)	13,752	*
Vinod M. Khilnani (6)	10,001	*
Jeffrey J. Watorek (7)	8,990	*
Craig A. Hindman (8)	3,465	*
Cherri L. Syvrud (9)	1,583	*
Sharon M. Brady (10)	1,322	*
William T. Bosway (11)	—	*
Mark G. Barberio (12)	—	*
James B. Nish (13)	—	*
All Directors and Executive Officers as a Group	203,405	0.6

*	Less than 1%.

(1)	The address of each executive officer and director is 3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219.

(2)
Unless otherwise indicated in the footnotes each of the stockholders named in this table has the sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder, except to the extent that authority is shared by spouses under applicable law.

(3)
Consists of 100,518 shares of common stock registered in the name of the reporting person and 25,000 shares of common stock issuable under currently exercisable options pursuant to our 2015 Equity Incentive Plan.

(4)
Consists of 38,774 shares of common stock registered in the name of the reporting person, including 2,000 restricted shares with respect to which Mr. Montague exercises voting power but does not currently have dispositive power.

(5)	Consists of 13,083 shares of common stock registered in the name of the reporting person and 669 shares that Mr. Murphy has the right to acquire beneficial ownership of such shares within sixty days.

(6)	Consists of 10,001 shares of common stock registered in the name of the reporting person.

(7)
Consist of 4,500 shares of common stock issuable under currently exercisable options pursuant to our 2005 Equity Incentive Plan; 4,029 shares of common stock registered in the name of the reporting person; 127 shares that Mr. Watorek has the right to acquire beneficial ownership of such shares within sixty days; and 334 shares of common stock allocated to Mr. Watorek’s account in the Gibraltar 401(k) Plan.

(8)	Consists of 3,465 shares of common stock registered in the name of the reporting person.

(9)	Consists of 1,362 shares of common stock registered in the name of the reporting person and 221 shares of common stock allocated to Ms. Syvrud’s account in the Gibraltar 401(k) Plan.

(10)	Consists of 1,322 shares of common stock registered in the name of the reporting person.

(11)
No shares of common stock registered in the name of the reporting person. Upon the commencement of Mr. Bosway’s employment as President and Chief Executive Officer on January 2, 2019, Mr. Bosway was granted 28,027 restricted stock units that one-third of the total units awarded are payable solely in share of common stock of the Company on January 2, 2020, and on each January 2nd thereafter through January 2, 2022.

(12)	No shares of common stock registered in the name of the reporting person.

(13)	No shares of common stock registered in the name of the reporting person.
Equity Compensation Plan Information
The following table summarizes information as of December 31, 2018 concerning securities authorized for issuance under the Company’s equity-based incentive compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Security Holders	159,759	$17.70	1,079,131

(1)
Consists of the Gibraltar Industries, Inc. 2018 Equity Incentive Plan, the 2016 Stock Plan for Non-Employee Directors and the 2015 Equity Incentive Plan (“the Plans”). Note 12 of the Company’s audited consolidated financial statements included in Item 8 of the Annual Report on Form 10-K provides additional information regarding the Plans and securities issuable upon exercise of options. All currently effective equity compensation plans have been approved by the Company’s shareholders.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee currently consists of four directors who are independent as defined in the listing standards of NASDAQ applicable to members of nominating committees. A brief description of the responsibilities of the Nominating and Corporate Governance Committee is set forth above under the caption “Corporate Governance.”
The current nominees for director were recommended for election to the Board at a meeting of the Nominating and Corporate Governance Committee held on February 20, 2019. Ms. Brady and Messrs. Hindman, Khilnani, and Montague did not participate in recommendations with respect to themselves that they be nominated for election to the Board. No communications from stockholders regarding nominations were received by the Committee. The Nominating and Corporate Governance Committee recommended that Mark Barberio, William Bosway, Sharon Brady, Frank Heard, Craig Hindman, Vinod Khilnani, William Montague, and James Nish each be nominated as Directors for a one-year term.
In evaluating potential nominees, the Nominating and Corporate Governance Committee considers a nominee’s experience as a senior executive at a publicly traded corporation, or as a management consultant, investment banker, partner at a law firm or registered public accounting firm, professor at an accredited law or business school, experience in the management or leadership of a substantial private business enterprise, educational, religious, governmental or not-for-profit organization, or such other professional experience as the Nominating and Corporate Governance Committee determines shall qualify an individual for Board service; whether such person is “independent” within the meaning of such term in accordance with the applicable listing standards of NASDAQ and the rules promulgated by the Securities and Exchange Commission; financial expertise of a potential nominee; and particular or unique needs of the Company at the time a nominee is being considered.

NOMINATING AND CORPORATE GOVERNANCE
COMMITTEE OF THE BOARD OF DIRECTORS OF
GIBRALTAR INDUSTRIES, INC.

Sharon M. Brady
Craig A. Hindman
Vinod M. Khilnani
William P. Montague

PROPOSAL 3
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Company’s Board has selected the firm of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019, and recommends that the stockholders vote for the ratification of that selection. Ernst & Young LLP has audited the Company’s consolidated financial statements for the past fourteen fiscal years including 2018. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.
The Audit Committee is responsible for the appointment, oversight, and compensation of the Company’s independent registered public accounting firm, which is evaluated on an annual basis. Before selecting Ernst & Young LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for the Company and the audit scope. Stockholder ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s bylaws or otherwise. The Company’s Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification and will reconsider whether to retain Ernst & Young LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of Ernst & Young LLP, the Audit Committee may in its discretion appoint a different independent accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of the Company.

THE AUDIT COMMITTEE RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM IN PROPOSAL 3.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the 2018 fiscal year. EY audited our consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 and expressed an opinion as to whether the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2018 and 2017. Additionally, EY performed certain non-audit services during fiscal 2018 and 2017 that are permitted under the Sarbanes-Oxley Act and related rules of the Securities and Exchange Commission (“SEC”).
The Audit Committee determined that the provision of the audit-related and permitted non-audit services provided by EY during fiscal 2018 and 2017 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these years.
Fees Billed to the Company by EY during Fiscal Year 2018 and 2017

Types of Fees	2018	2017

Audit fees	$1,409,044	$1,247,610
Audit-related fees	289,500	—
Tax fees	4,102	62,060
All other fees	3,915	2,170
Total	$1,706,561	$1,311,840
Audit Fees
The aggregate fees billed by EY for each of the fiscal years ended December 31, 2018 and 2017, respectively, were for services rendered for the audit of the Company’s annual financial statements and internal control over financial reporting included the Company’s annual reports on Form 10-K and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q, including services related thereto.
Audit-Related Fees
The aggregate fees billed by EY for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements (including advice related to mergers and acquisitions) were for the fiscal year ended December 31, 2018. No fees were billed by EY for these services during 2017.
Tax Fees
The aggregate fees billed by EY for the fiscal years ended December 31, 2018 and 2017, respectively, were for services rendered for tax compliance (including tax planning, tax advice, and other tax services).
All Other Fees
The aggregate fees billed for other products and services for the fiscal years ended December 31, 2018 and 2017, respectively.
Pre-Approval for Non-Audit Services Policies and Procedures of the Audit Committee
The Audit Committee has adopted procedures for pre-approving audit and non-audit services to be provided by EY. In considering such approval, the Audit Committee may request all such information and documentation from the Company as it deems necessary in order for it to make its decision with respect to the requested engagement. The Audit Committee may discuss the potential engagement with the independent registered public accounting firm, with its counsel or other professional advisors.
The Audit Committee shall consider whether or not the performance of the requested non-audit services complies with law, including but not limited to the Sarbanes-Oxley Act and the regulations promulgated by the SEC thereunder. It shall also consider whether the services provided will have a negative effect upon the integrity of the Company’s financial reporting, whether by approving such engagement the Audit Committee is complying with and promoting its purposes, duties, and functions as set forth in its Charter, and it shall also consider any potential negative effect which the engagement may have on the Company, including the possible appearance of a conflict of interest or impropriety.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee is responsible for reviewing and approving transactions and business relationships with any significant shareholder, director, executive officer or other member of senior management, or their family members on an ongoing basis. The Audit Committee requests and receives from the Company on an annual basis, a list and description of transactions with related parties, as described above, to the extent such transactions are required to be reported in the Company’s Definitive Proxy Statement pursuant to Regulation S-K, Item 404(a). The Audit Committee reviews and discusses such transactions with management and the independent auditor, and approves or ratifies such transactions on an annual basis. Prior to approval or ratification of such transactions, the Audit Committee considers the qualifications of the related party, fees charged to the Company, and the significance of the transaction to the Company and the related party.
There were no transactions with related parties during 2018 for the Audit Committee to review and approve in accordance with the policy, as described above, which is included in the Audit Committee Charter.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of three directors who are independent as defined in the listing standards of NASDAQ applicable to members of audit committees. A brief description of the responsibilities of the Audit Committee is set forth above under the caption “Corporate Governance.”
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2018 with management of the Company and Ernst & Young LLP, the Company’s independent registered public accounting firm. During 2018, management evaluated the Company’s internal control over financial reporting in response to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework). Throughout the year, management kept the Audit Committee apprised of the progress of its evaluation of internal controls and the Audit Committee provided oversight of the evaluation process. At the end of the year, management issued a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee reviewed this report and discussed with management and Ernst & Young LLP the adequacy of the Company’s internal control over financial reporting and disclosure controls. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, which relates to the conduct of the audit, including the auditor’s judgment about the quality of the accounting principles applied in the Company’s 2018 audited consolidated financial statements. The Audit Committee also has reviewed the written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young LLP its independence.
Based on the review and the discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS OF
GIBRALTAR INDUSTRIES, INC.

James B. Nish
William P. Montague
Mark G. Barberio

OTHER MATTERS

The Company’s management does not currently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

OTHER INFORMATION

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2018, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO GIBRALTAR INDUSTRIES, INC., 3556 LAKE SHORE ROAD, PO BOX 2028, BUFFALO, NEW YORK 14219-0228, ATTENTION: JEFFREY J. WATOREK. EACH SUCH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF MARCH 8, 2019, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF SECURITIES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS.

STOCKHOLDERS’ PROPOSALS

Proposals of stockholders intended to be presented at the 2020 Annual Meeting must be received by the Company’s Secretary by December 20, 2019 to be considered for inclusion in the Company’s Definitive Proxy Statement and form of proxy relating to that meeting. Proposals should be sent to the attention of the Secretary at the Company’s headquarters located at 3556 Lake Shore Road, PO Box 2028, Buffalo, NY 14219-0228.

The accompanying Notice and this Definitive Proxy Statement are sent by Order of the Board of Directors.

Jeffrey J. Watorek
Secretary

Dated: April 2, 2019

STOCKHOLDERS ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.